EXHIBIT 4.1

AHERN RENTALS, INC.

9¼% SENIOR SECURED NOTES DUE 2013

INDENTURE

Dated as of August 18, 2005

WELLS FARGO BANK, N.A.

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(2)	7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03; 13.02
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01

N.A. means not applicable.

*   This Cross-Reference Table is not part of the Indenture.

TABLE OF CONTENTS

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions
Section 1.02	Other Definitions
Section 1.03	Incorporation by Reference of Trust Indenture Act
Section 1.04	Rules of Construction

ARTICLE 2.

THE NOTES

Section 2.01	Form and Dating
Section 2.02	Execution and Authentication
Section 2.03	Registrar and Paying Agent
Section 2.04	Paying Agent to Hold Money in Trust
Section 2.05	Holder Lists
Section 2.06	Transfer and Exchange
Section 2.07	Replacement Notes
Section 2.08	Outstanding Notes
Section 2.09	Treasury Notes
Section 2.10	Temporary Notes
Section 2.11	Cancellation
Section 2.12	Defaulted Interest
Section 2.13	Issuance of Additional Notes

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee
Section 3.02	Selection of Notes to Be Redeemed
Section 3.03	Notice of Redemption
Section 3.04	Effect of Notice of Redemption
Section 3.05	Deposit of Redemption Price
Section 3.06	Notes Redeemed in Part
Section 3.07	Optional Redemption
Section 3.08	Mandatory Redemption
Section 3.09	Offer to Purchase by Application of Excess Proceeds

i

ARTICLE 4.

COVENANTS

Section 4.01	Payment of Notes
Section 4.02	Maintenance of Office or Agency
Section 4.03	Reports
Section 4.04	Compliance Certificate
Section 4.05	Taxes
Section 4.06	Stay, Extension and Usury Laws
Section 4.07	Restricted Payments
Section 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 4.10	Asset Sales
Section 4.11	Transactions with Affiliates
Section 4.12	Liens
Section 4.13	Corporate Existence
Section 4.14	Offer to Repurchase upon Change of Control
Section 4.15	Payments for Consent
Section 4.16	Limitation on Sale and Leaseback Transactions
Section 4.17	Business Activities
Section 4.18	Designation of Restricted and Unrestricted Subsidiaries
Section 4.19	Limitation on Issuances of Guarantees of Indebtedness

ARTICLE 5.

SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets
Section 5.02	Successor Corporation Substituted

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01	Events of Default
Section 6.02	Acceleration
Section 6.03	Other Remedies
Section 6.04	Waiver of Past Defaults
Section 6.05	Control by Majority
Section 6.06	Limitation on Suits
Section 6.07	Rights of Holders of Notes to Receive Payment
Section 6.08	Collection Suit by Trustee
Section 6.09	Trustee May File Proofs of Claim
Section 6.10	Priorities
Section 6.11	Undertaking for Costs

ARTICLE 7.

TRUSTEE

Section 7.01	Duties of Trustee
Section 7.02	Rights of Trustee
Section 7.03	Individual Rights of Trustee
Section 7.04	Trustee’s Disclaimer
Section 7.05	Notice of Defaults
Section 7.06	Reports by Trustee to Holders of the Notes
Section 7.07	Compensation and Indemnity
Section 7.08	Replacement of Trustee
Section 7.09	Successor Trustee by Merger, etc.
Section 7.10	Eligibility; Disqualification
Section 7.11	Preferential Collection of Claims Against Ahern Rentals

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance
Section 8.02	Legal Defeasance and Discharge
Section 8.03	Covenant Defeasance
Section 8.04	Conditions to Legal or Covenant Defeasance
Section 8.05	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions
Section 8.06	Repayment to Ahern Rentals
Section 8.07	Reinstatement

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes
Section 9.02	With Consent of Holders of Notes
Section 9.03	Compliance with Trust Indenture Act
Section 9.04	Revocation and Effect of Consents
Section 9.05	Notation on or Exchange of Notes
Section 9.06	Trustee to Sign Amendments, etc.

ARTICLE 10.

NOTE GUARANTEES

Section 10.01	Guarantee
Section 10.02	Limitation on Guarantor Liability
Section 10.03	Execution and Delivery of Note Guarantee
Section 10.04	Guarantors May Consolidate, etc., on Certain Terms
Section 10.05	Releases Following Sale of Assets

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge
Section 11.02	Application of Trust Money

ARTICLE 12.

COLLATERAL AND SECURITY

Section 12.01	Security Documents
Section 12.02	Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt
Section 12.03	Ranking of Parity Liens
Section 12.04	Recordings and Opinions
Section 12.05	Collateral Trustee
Section 12.06	Authorization of Action to Be Taken
Section 12.07	Release of Security Interests in Respect of Notes
Section 12.08	Enforcement of Security Interests
Section 12.09	Certificates of Ahern Rentals
Section 12.10	Amendment of Security Documents
Section 12.11	Compliance with Trust Indenture Act
Section 12.12	Further Assurances; Insurance

ARTICLE 13.

MISCELLANEOUS

Section 13.01	Trust Indenture Act Controls
Section 13.02	Notices
Section 13.03	Communication by Holders of Notes with Other Holders of Notes
Section 13.04	Certificate and Opinion as to Conditions Precedent
Section 13.05	Statements Required in Certificate or Opinion
Section 13.06	Rules by Trustee and Agents
Section 13.07	No Personal Liability of Directors, Officers, Employees and Stockholders
Section 13.08	Governing Law
Section 13.09	No Adverse Interpretation of Other Agreements
Section 13.10	Successors
Section 13.11	Severability
Section 13.12	Counterpart Originals
Section 13.13	Table of Contents, Headings, etc.

EXHIBITS

Exhibit A-1	FORM OF NOTE
Exhibit A-2	FORM OF REGULATION S NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Exhibit E	FORM OF NOTE GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

v

INDENTURE dated as of August 18, 2005 between Ahern Rentals, Inc., a Nevada corporation (“Ahern Rentals”), and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

Ahern Rentals and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 9¼% Series A Senior Secured Notes due 2013 (the “Series A Notes”) and the 9¼% Series B Senior Secured Notes due 2013 (the “Series B Notes” and, together with the Series A Notes, the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01                                Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)                                  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)                                  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means additional notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control unless a majority of the disinterested members of the Board of Directors of Ahern Rentals determines that (a) a third Person (that is not otherwise an Affiliate of Ahern Rentals) is the beneficial owner of a greater percentage of the Voting Stock of such Person than the percentage of Voting Stock of such Person beneficially owned by the specified Person and (b) the specified Person does not otherwise control such Person.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Ahern Rentals” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Amended and Restated Mortgage” means each amended and restated mortgage, deed of trust or deed to secure debt made by Ahern Rentals or any of its Restricted Subsidiaries in favor or for the benefit of the Priority Lien Agent or Collateral Trustee, as applicable.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)                                  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Ahern Rentals and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2)                                  the issuance of Equity Interests in any of Ahern Rentals’ Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)                                  a transfer of assets between or among Ahern Rentals and its Restricted Subsidiaries;

(3)                                  an issuance of Equity Interests by a Restricted Subsidiary of Ahern Rentals to Ahern Rentals or to a Restricted Subsidiary of Ahern Rentals;

(4)                                  the sale or lease of products, inventory of parts, merchandise or goods (including new equipment or used equipment acquired for resale) held for sale (excluding Rental Equipment), services or accounts receivable in the ordinary course of business and any sale, conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)                                  the sale or other disposition of cash or Cash Equivalents; and

(6)                                  a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease

Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Code” means Title 11, U.S. Code, and the rules and regulations promulgated thereunder.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                  with respect to a partnership, the board of directors of the general partner of the partnership;

(3)                                  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, the location of the Corporate Trust Office of the Trustee or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)                                  in the case of a corporation, corporate stock;

(2)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                  United States dollars;

(2)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)                                  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, in each case, maturing within six months after the date of acquisition; and

(6)                                  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case relating to property or other assets that constituted Collateral.

“Change of Control” means the occurrence of any of the following:

(1)                                  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Ahern Rentals and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)                                  the adoption of a plan relating to the liquidation or dissolution of Ahern Rentals;

(3)                                  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Ahern Rentals, measured by voting power rather than number of shares;

(4)                                  Ahern Rentals consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Ahern Rentals, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Ahern Rentals or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Ahern Rentals outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(5)                                  after an initial public offering of the Capital Stock of Ahern Rentals or any direct or indirect parent of Ahern Rentals, the first day on which a majority of the members of the Board of Directors of Ahern Rentals are not Continuing Directors.

“Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all existing and future assets (whether real, personal or mixed) of Ahern Rentals or any of the other Pledgors that are from time to time made subject, or purported to be made subject, to the Lien of the Security Documents, which shall not include, at any time, any assets or property with respect to which a Lien has not been granted in favor of the Priority Lien Collateral Agent for the benefit of the holders of Priority Lien Obligations.

“Collateral Trustee” means Wells Fargo Bank, N.A., in its capacity as Collateral Trustee under the Intercreditor Agreement and the Security Documents, together with its successors in such capacity.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)                                  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)                                  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (and to the extent not included in the foregoing, Permitted Shareholder Tax Distributions), to the extent that such provision for taxes or Permitted Shareholder Tax Distributions was deducted in computing such Consolidated Net Income; plus

(3)                                  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)                                  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses other than debt issuance costs to the extent they relate to the issuance of any debt after the sale of the notes and the closing of the Credit Agreement) and other noncash expenses (excluding any such noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense other than debt issuance costs to the extent they relate to the issuance of any debt after the sale of the notes and the closing of the Credit Agreement) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses were deducted in computing such Consolidated Net Income; minus

(5)                                  noncash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash expenses of, a Restricted Subsidiary of Ahern Rentals will be added to Consolidated Net Income to compute Consolidated Cash Flow of Ahern Rentals only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Ahern Rentals by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(1)                                  the Net Income of any Person, other than a Restricted Subsidiary of the referent Person, will be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary of such referent Person;

(2)                                  the Net Income (but not to the extent Net Income represents a loss) of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions will be excluded to the extent of such restriction or limitation;

(3)                                  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4)                                  any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business will be excluded;

(5)                                  extraordinary gains and losses will be excluded;

(6)                                  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) will be excluded;

(7)                                  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded;

(8)                                  charges with respect to Indebtedness retired with the proceeds of the Notes shall be excluded;

(9)                                  charges for amortization of goodwill in excess of amortization on a straight-line, 40 year basis shall be excluded; and

(10)                            all gains, losses, charges or write-offs with respect to an election to be taxed as an “S corporation” under Subchapter S of the Code shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Ahern Rentals who:

(1)                                  was a member of such Board of Directors on the date of this Indenture; or

(2)                                  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Corporate Trust Services, Sixth & Marquette; N9303-120; Minneapolis, MN 55479, Attention:  Corporate Trust Administration: Ahern Rentals Notes, or such other address as the Trustee may designate from time to time by notice to the Holders and Ahern Rentals, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and Ahern Rentals).

“Credit Agreement” means that certain amended and restated loan and security agreement, to be dated as of the date of this Indenture, by and among Ahern Rentals, the lenders party thereto, Bank of America, N.A., as administrative agent, and Wachovia Bank, National Association, as collateral agent and syndication agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)                                  termination or expiration without replacement of all commitments to extend credit that would constitute Priority Lien Debt;

(2)                                  payment in full in cash of the principal of and interest and premium, if any, on all Priority Lien Debt (other than any undrawn letters of credit);

(3)                                  discharge or cash collateralization (at the lower of (a) 110% of the aggregate undrawn amount and (b) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)                                  payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

Notwithstanding the foregoing, if any holder of Priority Lien Debt or the Priority Lien Collateral Agent must return or disgorge any payment or proceeds of Collateral, then Discharge of Priority Lien Obligations is not deemed to have occurred.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Ahern Rentals to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Ahern Rentals may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Ahern Rentals and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dividend Limitation” means the product of the Maximum Tax Rate and Federal Taxable Income.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between the holders of Secured Obligations within the same Class, that such Liens or proceeds will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of Ahern Rentals and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Ahern Rentals (unless otherwise provided in this Indenture).

“Federal Taxable Income” means the taxable income of Ahern Rentals for any taxable year computed pursuant to Section 1363(b) (or any successor provision) of the Code or, if Ahern Rentals becomes a partnership for U.S. federal income tax purposes, Section 703(a) (or any successor provision) of the Code, but calculated as if the taxable year of Ahern Rentals ended on the date with respect to which such taxable income calculation is made, reduced, but not below zero, by the amount of any Suspended Losses which are treated as incurred by Ahern Rentals in, and allowed as deductions on the tax returns of Ahern Rentals’ stockholders (or partners) for, such taxable year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)                                  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded;

(3)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)                                  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)                                  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)                                  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (to the extent such costs relate to the issuance of any debt after the sale of the Notes and the closing of the Credit Agreement) and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings (excluding any premium or penalty paid on or prior to the date of this Indenture in connection with the redemption, repurchase or retirement of Indebtedness of such Person prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                                  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)                                  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Ahern Rentals (other than Disqualified Stock) or to Ahern Rentals or a Restricted Subsidiary of Ahern Rentals, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b)(iii), 2.06(b)(iv), 2.06(d)(ii) or 2.06(f) hereof.

“Government Securities” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each Subsidiary of Ahern Rentals, if any, that executes a Note Guarantee in accordance with the provisions of this Indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)                                  other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)                                  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)                                  in respect of borrowed money;

(2)                                  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)                                  in respect of bankers’ acceptances;

(4)                                  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)                                  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months (or, in the case of rental equipment acquired for use in a Permitted Business, more than one year) after such property is acquired or such services are completed; or

(6)                                  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $200,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means CIBC World Markets Corp. and Banc of America Securities LLC.

“insolvency or liquidation proceeding” means:

(1)                                  any case commenced by or against Ahern Rentals or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Ahern Rentals or any other Pledgor, any receivership or assignment for the benefit of creditors relating to Ahern Rentals or any other Pledgor or any similar case or proceeding relative to Ahern Rentals or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2)                                  any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Ahern Rentals or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)                                  any other proceeding of any type or nature in which substantially all claims of creditors of Ahern Rentals or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a QIB.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date of this Indenture, among Ahern Rentals, the Collateral Trustee, the Priority Lien Collateral Agent and the Control Agent (as defined under the Intercreditor Agreement), as amended, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If Ahern Rentals or any Subsidiary of Ahern Rentals sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Ahern Rentals such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Ahern Rentals, Ahern Rentals will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Ahern Rentals’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07.  The acquisition by Ahern Rentals or any Subsidiary of Ahern Rentals of a Person that holds an Investment in a third Person will be deemed to be an Investment by Ahern Rentals or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07.  Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Letter of Transmittal” means the letter of transmittal to be prepared by Ahern Rentals and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Priority Confirmation” means:

(1)                                  as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in this Indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt, each existing and future Priority Lien Agent and each existing and future holder of Permitted Prior Liens to be bound by Sections 12.02 and 12.03 herein and the provisions of the Intercreditor Agreement; and

(2)                                  as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the Credit Agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Prior Liens to be bound by the provisions of the Intercreditor Agreement.

“Maximum Tax Rate” means, for a particular taxable year, the sum of the highest marginal U.S. federal income tax rate, the highest marginal U.S. state income tax rate and, where applicable, the highest marginal local income tax rate, in each case applicable to any shareholder (or partner, if Ahern Rentals becomes a partnership for U.S. federal income tax purposes) of Ahern Rentals, or such higher rate as may be determined by a Tax Accountant to take into account any additional pass-through liability of any shareholder (or partner) as a result of application of alternative minimum tax (“AMT”), calculated as though such shareholder (or partner) has no items of income, gain, loss, deduction or credit, other than items attributable to Ahern Rentals, has no available AMT exemption amount, and is taxed at the highest marginal AMT rate.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust or deed to secure debt made by Ahern Rentals or any of its Restricted Subsidiaries in favor or for the benefit of the Priority Lien Agent or the Collateral Trustee on behalf of the Holders of the Notes, as the case may be, in form and substance required to grant a security interest in real property in the state in which the property is located.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)                                  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:  (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)                                  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Ahern Rentals or any of its Restricted Subsidiaries in respect of:

(1)                                  any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (and to the extent not included in the foregoing, that portion of any Permitted Shareholder Tax Distributions attributable thereto); and

(2)                                  any Casualty Events,

in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or Casualty Event, as the case may be, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)                                  as to which neither Ahern Rentals nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)                                  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Ahern Rentals or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)                                  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Ahern Rentals or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means each indenture, the Notes and the Security Documents.

“Note Guarantee” means the guarantee by each Guarantor of Ahern Rentals’ obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness (including, without limitation and in any event, with respect to the Credit Agreement, any “Obligations” as defined in the Credit Agreement as in effect on the date of this Indenture).

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Ahern Rentals or a Guarantor, as applicable, by two Officers of Ahern Rentals or such Guarantor, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Ahern Rentals or such Guarantor, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.05 hereof.  The counsel may be an employee of or counsel to Ahern Rentals, any Subsidiary of Ahern Rentals or the Trustee.

“Parity Lien” means a Lien granted by a security document to the Collateral Trustee, at any time, upon any property of Ahern Rentals or any other Pledgor to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1)                                  the Notes issued on the date of this Indenture;

(2)                                  up to $5.0 million in aggregate principal amount of Indebtedness (including Additional Notes) at any time outstanding that is secured equally and ratably with the Notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that Ahern Rentals incurs such Indebtedness pursuant to Section 4.09(a); and

(3)                                  any other Indebtedness that would be permitted to be incurred pursuant to Section 4.09(a) to the extent that the Fixed Charge Coverage Ratio would have been at least 3.00 to 1.00 at the time such Indebtedness is incurred, determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

provided that, in the case of any Indebtedness referred to in clause (2) or (3) of this definition:

(a)                                  on or before the date on which such Indebtedness is incurred by Ahern Rentals or the applicable Restricted Subsidiary, if any, such Indebtedness is designated by Ahern Rentals, in an Officers’ Certificate delivered to each Parity Lien Representative and the Collateral Trustee, as “Parity Lien Debt” for the purposes of this Indenture and the Intercreditor Agreement;

(b)                                 such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Sharing Confirmation and a Lien Priority Confirmation; and

(c)                                  all requirements set forth in the Security Documents as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Ahern Rentals delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the Note Documents and the indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the Security Documents.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means:

(1)                                  in the case of the Notes, the Trustee; or

(2)                                  in the case of any other Series of Parity Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Intercreditor Agreement by executing a joinder in the form required under the Intercreditor Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business conducted by Ahern Rentals on the date the Notes are originally issued under this Indenture and any businesses that, in the good faith judgment of the Board of Directors of Ahern Rentals, are reasonably related, ancillary or complementary thereto, or reasonable extensions thereof.

“Permitted Dividend Amount” means, with respect to any taxable period, the amount (determined by a Tax Accountant) by which the Dividend Limitation for the taxable year exceeds the aggregate Permitted Shareholder Tax Distributions previously paid, if any, by Ahern Rentals to the shareholders of Ahern Rentals for such taxable year, including distributions paid or loans made by Ahern Rentals with respect to such taxable year not later than 105 days after the end of that taxable year; provided that:

(1)                                  if, at the end of any taxable year of Ahern Rentals, the Dividend Limitation for such year exceeds the aggregate Permitted Shareholder Tax Distributions paid by Ahern Rentals for such year pursuant to Section 4.07, the Permitted Dividend Amount for the following taxable year shall be increased effective the first day of such year by the amount of such excess;

(2)                                  if, at the end of any taxable year of Ahern Rentals, the aggregate Permitted Shareholder Tax Distributions paid by Ahern Rentals for such year exceed the Dividend Limitation for such year, the Permitted Dividend Amount for purposes of calculating any further distributions for such taxable year shall be zero and the amount of such excess shall be treated as having been paid by Ahern Rentals on the first day of the following taxable year (and, if necessary, succeeding taxable years); and

(3)                                  if Ahern Rentals’ S Corporation election made pursuant to Code Section 1362 (or any successor provision) shall be determined to be invalid, or is revoked or terminated, subject to the right of Ahern Rentals to seek relief pursuant to Code Section 1362(f) or any similar provision), and if Ahern Rentals is not treated as a partnership for U.S. federal income tax purposes, then the Permitted Dividend Amount for Ahern Rentals shall be zero from and after the date of such invalidity, revocation, termination or cessation.

“Permitted Investments” means:

(1)                                  any Investment in Ahern Rentals or in a Restricted Subsidiary of Ahern Rentals;

(2)                                  any Investment in Cash Equivalents;

(3)                                  any Investment by Ahern Rentals or any Restricted Subsidiary of Ahern Rentals in a Person, if as a result of such Investment:

(a)                                  such Person becomes a Restricted Subsidiary of Ahern Rentals; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Ahern Rentals or a Restricted Subsidiary of Ahern Rentals;

(4)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(5)                                  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Ahern Rentals;

(6)                                  any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Ahern Rentals or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)                                  Investments represented by Hedging Obligations;

(8)                                  loans or advances to employees other than executives restricted by the Sarbanes-Oxley Act of 2002 made in the ordinary course of business of Ahern Rentals or the Restricted Subsidiary of Ahern Rentals in an aggregate principal amount not to exceed $500,000 at any one time outstanding;

(9)                                  repurchases of the Notes and any Note Guarantees; and

(10)                            other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $5.0 million.

“Permitted Liens” means:

(1)                                  Liens held by the Priority Lien Collateral Agent securing (a) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (b) all related Priority Lien Obligations;

(2)                                  Liens held by the Collateral Trustee equally and ratably securing the Initial Notes and all future Parity Lien Debt and other Parity Lien Obligations;

(3)                                  Liens in favor of Ahern Rentals or any Guarantor;

(4)                                  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Ahern Rentals or any Subsidiary of Ahern Rentals; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Ahern Rentals or the Subsidiary;

(5)                                  Liens on property (including Capital Stock) existing at the time of acquisition of the property by Ahern Rentals or any Subsidiary of Ahern Rentals; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6)                                  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)                                  (a) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) and (b) Liens securing trade payables incurred in the ordinary course of business, in each case covering only the assets acquired with or financed by such Indebtedness or giving rise to such trade payables;

(8)                                  Liens existing on the date of this Indenture;

(9)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)                            Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)                            survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)                            Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(13)                            Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)                                  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)                                 the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)                            judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(15)                            Liens securing reimbursement obligations with respect to letters of credit which encumber (a) in the case of commercial letters of credit, documents and other property relating to such letters of credit and products and proceeds thereof, and (b) in the case of other letters of credit, only cash and marketable securities and documents and other property relating to such letters of credit and the products and proceeds thereof;

(16)                            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Ahern Rentals or any of its Restricted Subsidiaries, including rights of offset and set-off;

(17)                            Liens constituting rights of or obligations to lessees and renters from Ahern Rentals or any of its Restricted Subsidiaries incurred in the ordinary course of business; and

(18)                            Liens incurred in the ordinary course of business of Ahern Rentals or any Subsidiary of Ahern Rentals with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Prior Liens” means:

(1)                                  Liens described in clause (1) of the definition of “Permitted Liens”;

(2)                                  Liens described in clause (4), (5), (7)(a) or (8) of the definition of “Permitted Liens”; and

(3)                                  Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of Ahern Rentals or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, other Indebtedness of Ahern Rentals or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)                                  such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)                                  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)                                  such Indebtedness is incurred either by Ahern Rentals or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Shareholder Tax Distributions” means cash distributions and/or loans made by Ahern Rentals to its shareholders (or partners if Ahern Rentals becomes a partnership for U.S. federal income tax purposes) in amounts computed by a Tax Accountant to be necessary to permit the shareholders (or partners) of Ahern Rentals to pay their estimated and final U.S. federal, state and local income tax liabilities attributable to the income of Ahern Rentals (including any pass-through income recognized by Ahern Rentals with respect to any of its Subsidiaries) to the extent such taxes are not payable directly by Ahern

Rentals or its Subsidiaries; provided, however, that the amount of such distributions or loans shall not exceed the Permitted Dividend Amount.  Permitted Shareholder Tax Distributions may not be made more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by the shareholders (or partners) of Ahern Rentals.  Notwithstanding the foregoing limitation with respect to the Permitted Dividend Amount, if in any year Ahern Rentals’ shareholders (or partners) are required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of Ahern Rentals (because of an audit by a taxing authority or an amended return the filing of which is required in the reasonable judgment of Ahern Rentals), the amount of Permitted Shareholder Tax Distributions which may be paid in such later year shall be increased by the amount of such additional taxes, and any interest and penalties with respect thereto, as determined by a Tax Accountant.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means Ahern Rentals, any future Guarantors and any other Person (if any) that provides collateral security for any Secured Obligations.

“Principals” means Don F. Ahern and John Paul Ahern, Jr.

“Priority Lien” means a Lien granted by a Priority Lien Document to the Priority Lien Collateral Agent, at any time, upon any property of Ahern Rentals or any other Pledgor to secure Priority Lien Obligations.

“Priority Lien Agent” means (1) the Credit Agreement Agent or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt.

“Priority Lien Cap” means, as of any date, the principal amount outstanding under the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the sum of the amount provided by clause (1) of the definition of “Permitted Debt,” as of any date, less the amount of Parity Lien Debt incurred after the date of this Indenture the net proceeds of which are used to repay any term Priority Lien Debt or to repay any revolving credit Indebtedness that constitutes Priority Lien Debt and effect a corresponding commitment reduction thereunder.  For purposes of this definition, all letters of credit will be deemed to have a principal amount equal to the maximum potential liability of Ahern Rentals and its Restricted Subsidiaries thereunder, and all Hedging Obligations will be valued at zero.

“Priority Lien Collateral Agent” means the Credit Agreement Agent or, after the Discharge of Priority Lien Obligations in respect of the Credit Agreement, a single representative of all holders of Priority Liens most recently designated by Ahern Rentals in an Officers’ Certificate delivered to the trustee and the collateral agent or the successor of such representative in its capacity as such.

“Priority Lien Debt” means:

(1)                                  Indebtedness under the Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement (or the Credit Agreement Agent) obtained an Officers’ Certificate (or a representation or warranty is made by Ahern Rentals to such lenders) at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2)                                  Indebtedness under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

(a)                                  on or before the date on which such Indebtedness is incurred by Ahern Rentals or the applicable Restricted Subsidiary, such Indebtedness is designated by Ahern Rentals, in an Officers’ Certificate delivered to each representative of the Priority Debt and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents;

(b)                                 such Indebtedness is governed by a credit agreement or other agreement that includes a Sharing Confirmation; and

(c)                                  all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Collateral Agent’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Ahern Rentals delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”); and

(3)                                  Hedging Obligations incurred to hedge or manage interest rate risk with respect to Priority Lien Debt; provided that:

(a)                                  such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred; and

(b)                                 such Priority Lien is senior to or on a parity with the Priority Liens securing Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred.

“Priority Lien Documents” means the Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred, each Lien Priority Confirmation and the Priority Lien Security Documents.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt (including, without limitation and in any event, with respect to the Credit Agreement, any “Obligations” as defined in the Credit Agreement as in effect on the date of this Indenture).

“Priority Lien Security Documents” means each Sharing Confirmation and Lien Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Ahern Rentals or any other Pledgor creating (or purporting to create) a Priority Lien upon Collateral in favor of the Priority Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Ahern Rentals pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Ahern Rentals).

“QSSS Election” means the election to treat any Person as a qualified subchapter S subsidiary pursuant to Code Section 1361(b)(3).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among Ahern Rentals and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time, and with respect to any Additional Notes, one or more registration rights agreements among Ahern Rentals, the Guarantors, if any, and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by Ahern Rentals to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Party” means:

(1)                                  any immediate family member of any Principal;

(2)                                  in the event of the death or permanent disability of any Principal, any heir or devisee of such Principal, or any executor or similar legal representative of such Principal pending final disposition of such Principal’s Equity Interests in Ahern Rentals; or

(3)                                  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clauses (1) and (2).

“Rental Equipment” means any assets or equipment owned by Ahern Rentals or any of its Restricted Subsidiaries, the principal purpose of which has been for rental or leasing by Ahern Rentals or any of its Restricted Subsidiaries in a Permitted Business.

“Required Parity Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding.  For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, Ahern Rentals or any Affiliate of Ahern Rentals will be deemed not to be outstanding.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated the Securities Act.

“S Corporation” means a small business corporation within the meaning of Code Section 1361 (or any successor provision) for which an election is in effect under Code Section 1362(a) (or any successor provision).

“S&P” means Standard & Poor’s Ratings Group.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Debt” means Parity Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Secured Debt Representative” means each Parity Lien Representative and the Priority Lien Agent.

“Secured Obligations” means Parity Lien Obligations and Priority Lien Obligations.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means each Sharing Confirmation and Lien Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other agreements, documents, grants or transfers for security executed and delivered by Ahern Rentals or any other Pledgor or which is otherwise necessary in creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 12.10.

“Series of Parity Lien Debt” means, severally, the Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Priority Lien Debt.

“Sharing Confirmation” means, as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each other existing and future Series of Parity Lien Debt and each existing and future Parity Lien Representative that all Parity Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by Ahern Rentals or any other Pledgor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions in the Intercreditor Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Trustee to perform its obligations under the Intercreditor Agreement and the other Security Documents.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                                  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Suspended Losses” means the aggregate amount of losses and deductions of Ahern Rentals which has been taken into account by the shareholders of Ahern Rentals and disallowed under Code Sections 1366(d) or 704(d) (or any successor provision) in a prior taxable year.

“Tax Accountant” means (1) the independent accounting firm that has prepared the filed federal tax returns of Ahern Rentals, if any, and the Principals for each of the last three tax years as of the date of determination, (2) any one of the four largest nationally recognized independent accounting firms, or (3) any other independent accounting firm approved by Ahern Rentals.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of Ahern Rentals that is designated by the Board of Directors of Ahern Rentals as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)                                  has no Indebtedness other than Non-Recourse Debt;

(2)                                  except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding with Ahern Rentals or any Restricted Subsidiary of Ahern Rentals unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Ahern Rentals or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Ahern Rentals;

(3)                                  is a Person with respect to which neither Ahern Rentals nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Ahern Rentals or any of its Restricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(o) under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                  the then outstanding principal amount of such Indebtedness.

Section 1.02                                Other Definitions.

Term	Defined in Section

“Acceleration Notice”	6.02
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Ratio”	4.09
“Incur”	4.09
“Legal Defeasance”	8.02
“New Maximum Amount”	4.09
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03                                Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means Ahern Rentals and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

Section 1.04                                Rules of Construction.

Unless the context otherwise requires:

(a)                                  a term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 words in the singular include the plural, and in the plural include the singular;

(e)                                  provisions apply to successive events and transactions; and

(f)                                    references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

THE NOTES

Section 2.01                                Form and Dating.

(a)                                  General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and Ahern Rentals, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)                                  Euroclear and Cedel Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General

Terms and Conditions of Cedel Bank” and “Customer Handbook” of Cedel Bank shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Cedel Bank.

Section 2.02                                Execution and Authentication.

One or more Officers shall sign the Notes for Ahern Rentals by manual or facsimile signature.  Ahern Rentals’ seal shall be reproduced on the Notes and may be in facsimile form.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of Ahern Rentals signed by one or more Officers (an “Authentication Order”), authenticate the Initial Notes for original issue up to $200,000,000 in aggregate principal amount and, upon delivery of any Authentication Order at any time and from time to time thereafter, the Trustee shall authenticate Additional Notes and Exchange Notes for original issue in an aggregate principal amount specified in such Authentication Order.

The Trustee may appoint an authenticating agent acceptable to Ahern Rentals to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of Ahern Rentals.

Section 2.03                                Registrar and Paying Agent.

Ahern Rentals shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  Ahern Rentals may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  Ahern Rentals may change any Paying Agent or Registrar without notice to any Holder.  Ahern Rentals shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  Ahern Rentals initially appoints the Trustee to act as the Registrar, Paying Agent and Collateral Trustee and to act as Custodian with respect to the Global Notes.  If Ahern Rentals desires to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall cease being the Registrar and Paying Agent.  Ahern Rentals or any of its Subsidiaries may act as Paying Agent or Registrar.

Ahern Rentals initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

Section 2.04                                Paying Agent to Hold Money in Trust.

Ahern Rentals shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by Ahern Rentals in making any such payment.  Ahern Rentals at any time may require a

Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than Ahern Rentals or a Subsidiary) shall have no further liability for the money.  If Ahern Rentals or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to Ahern Rentals, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05                                Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, Ahern Rentals shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and Ahern Rentals shall otherwise comply with TIA § 312(a).

Section 2.06                                Transfer and Exchange.

(a)                                  Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by Ahern Rentals for Definitive Notes if (i) Ahern Rentals delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by Ahern Rentals within 120 days after the date of such notice from the Depositary or (ii) Ahern Rentals in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.  Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)                                 Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)                                     Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)                                  All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon consummation of an Exchange Offer by Ahern Rentals in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)                               Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)                              if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                                if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                                if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv)                              Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of Ahern Rentals;

(B)                                such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(1)                                  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)                                  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, Ahern Rentals shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)                                  Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)                                     Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)                              if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)                                if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                                if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)                               if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                                 if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)                                 if such beneficial interest is being transferred to Ahern Rentals or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)                                if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and Ahern Rentals shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)                                  Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of

Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of Ahern Rentals;

(B)                                such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(1)                                  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)                                  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)                               Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and Ahern Rentals shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d)                                 Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)                                     Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)                              if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)                                if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                                if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)                               if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                                 if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)                                 if such Restricted Definitive Note is being transferred to Ahern Rentals or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)                                (if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii)                                  Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of Ahern Rentals;

(B)                                such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(1)                                  if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)                                  if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)                               Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, Ahern Rentals shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)                                  Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)                                     Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)                              if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                                if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                                if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)                                  Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of Ahern Rentals;

(B)                                any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                any such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(1)                                  Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)                                  if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to Ahern Rentals to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)                               Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the

Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)                                    Exchange Offer.  Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, Ahern Rentals shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of Ahern Rentals, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and Ahern Rentals shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.

(g)                                 Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)                                     Private Placement Legend.

(A)                              Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO (X) THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD AS MAY BE PRESCRIBED BY RULE 144(k) (OR ANY SUCCESSOR PROVISION THEREOF) UNDER THE SECURITIES ACT) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR ANY PREDECESSOR OF THIS SECURITY) AND THE LAST DATE ON WHICH AHERN RENTALS OR ANY AFFILIATE OF AHERN RENTALS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) OR (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, ONLY (A) TO AHERN RENTALS OR ITS AFFILIATES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO

LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE), (E) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO RULE 904 OF REGULATION S OR (F) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT SUBJECT TO AHERN RENTALS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

(B)                                Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)                                  Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF AHERN RENTALS.

(h)                                 Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)                                     General Provisions Relating to Transfers and Exchanges.

(i)                                     To permit registrations of transfers and exchanges, Ahern Rentals shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon Ahern Rentals’ order or at the Registrar’s request.

(ii)                                  No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but Ahern Rentals may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)                               The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)                              All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of Ahern Rentals, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)                                 Ahern Rentals shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vi)                              Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and Ahern Rentals may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or Ahern Rentals shall be affected by notice to the contrary.

(vii)                           The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)                        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07                                Replacement Notes.

If any mutilated Note is surrendered to the Trustee or Ahern Rentals or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, Ahern Rentals shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or Ahern Rentals, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and Ahern Rentals (and which may insure up to the total amount of principal, interest and premium, if any) to protect Ahern Rentals, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  Ahern Rentals and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of Ahern Rentals and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08                                Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because Ahern Rentals or an Affiliate of Ahern Rentals holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than Ahern Rentals, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09                                Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Ahern Rentals, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Ahern Rentals, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10                                Temporary Notes.

Until certificates representing Notes are ready for delivery, Ahern Rentals may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that Ahern Rentals considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, Ahern Rentals shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11                                Cancellation.

Ahern Rentals at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act).  Certification of the destruction of all canceled Notes shall be delivered to Ahern Rentals.  Ahern Rentals may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12                                Defaulted Interest.

If Ahern Rentals defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  Ahern Rentals shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  Ahern Rentals shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, Ahern Rentals (or, upon the written request of Ahern Rentals, the Trustee in the name and at the expense of Ahern Rentals) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13                                Issuance of Additional Notes

Ahern Rentals shall be entitled, from time to time, subject to its compliance with Sections 4.09 and 4.12 hereof, without consent of the Holders, to issue Additional Notes, under this Indenture with identical terms as the Notes other than with respect to (i) the date of issuance, (ii) the issue price, (iii) the amount of interest payable on the first interest payment date and (iv) any adjustments in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws). The Notes, any Additional Notes and all Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, Ahern Rentals shall set forth in an Officers’ Certificate pursuant to a resolution of the Board of Directors of Ahern Rentals, copies of which shall be delivered to the Trustee, the following information:

(1)                                  the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)                                  the issue price, the issue date and the CUSIP number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code; and

(3)                                  whether such Additional Notes shall be issued in the form of Restricted Global Notes or Exchange Notes.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01                                Notices to Trustee.

If Ahern Rentals elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02                                Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall, subject to the procedures of the Depositary, select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.  In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify Ahern Rentals in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03                                Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, Ahern Rentals shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a)                                  the redemption date;

(b)                                 the redemption price;

(c)                                  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)                                 the name and address of the Paying Agent;

(e)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)                                    that, unless Ahern Rentals defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)                                 the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)                                 that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At Ahern Rentals’ request, the Trustee shall give the notice of redemption in Ahern Rentals’ name and at its expense; provided, however, that Ahern Rentals shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04                                Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05                                Deposit of Redemption Price.

Prior to 10:00 a.m. Eastern Time on the redemption date, Ahern Rentals shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to Ahern Rentals any money deposited with the Trustee or the Paying Agent by Ahern Rentals in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If Ahern Rentals complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of Ahern Rentals to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06                                Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, Ahern Rentals shall issue and, upon Ahern Rentals’ written request, the Trustee shall authenticate for the Holder at the expense of Ahern Rentals a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07                                Optional Redemption.

(a)                                  At any time prior to August 15, 2008, Ahern Rentals may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 109.250% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1)                                  at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by Ahern Rentals and its Subsidiaries, if any) remains outstanding immediately after the occurrence of such redemption; and

(2)                                  the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

(b)                                 On or after August 15, 2009, Ahern Rentals may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	104.625%
2010	102.313%
2011 and thereafter	100.000%

(c)                                  Except pursuant to the preceding paragraphs, the Notes will not be redeemable at Ahern Rentals’ option prior to August 15, 2009.  Unless Ahern Rentals defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(d)                                 Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08                                Mandatory Redemption.

Ahern Rentals shall not be required to make mandatory redemption payments with respect to the Notes.

Section 3.09                                Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, Ahern Rentals shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), Ahern Rentals shall purchase the principal amount of Notes required to be purchased pursuant to

Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, Ahern Rentals shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a)                                  that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b)                                 the Offer Amount, the purchase price and the Purchase Date;

(c)                                  that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d)                                 that, unless Ahern Rentals defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

(e)                                  that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(f)                                    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to Ahern Rentals, a depositary, if appointed by Ahern Rentals, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)                                 that Holders shall be entitled to withdraw their election if Ahern Rentals, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)                                 that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, Ahern Rentals shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Ahern Rentals so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i)                                     that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, Ahern Rentals shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by Ahern Rentals in accordance with the terms of this Section 3.09.  Ahern Rentals, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by Ahern Rentals for purchase, and Ahern Rentals shall promptly issue a new Note, and the Trustee, upon written request from Ahern Rentals shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by Ahern Rentals to the Holder thereof.  Ahern Rentals shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

Section 4.01                                Payment of Notes.

Ahern Rentals shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than Ahern Rentals or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by Ahern Rentals in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Ahern Rentals shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02                                Maintenance of Office or Agency.

Ahern Rentals shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon Ahern Rentals in respect of the Notes and this Indenture may be served.  Ahern Rentals shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time Ahern Rentals shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

Ahern Rentals may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Ahern Rentals shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Ahern Rentals hereby designates the Corporate Trust Office of the Trustee as one such office or agency of Ahern Rentals in accordance with Section 2.03.

Section 4.03                                Reports.

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Ahern Rentals will furnish to the Holders of Notes or cause the Trustee at Ahern Rentals’ expense to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)                                  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Ahern Rentals were required to file such reports; and

(2)                                  all current reports that would be required to be filed with the SEC on Form 8-K if Ahern Rentals were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K will include a report on Ahern Rentals’ consolidated financial statements by Ahern Rentals’ certified independent accountants.  In addition, following the completion of the exchange offer contemplated by the registration rights agreement, Ahern Rentals will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after completion of the Exchange Offer contemplated by the Registration Rights Agreement, Ahern Rentals is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Ahern Rentals will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing.  Ahern Rentals will not take any action for the purpose of causing the SEC not to accept any such filings.  If, notwithstanding the foregoing, the SEC will not accept Ahern Rentals’ filings for any reason, Ahern Rentals will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Ahern Rentals were required to file those reports with the SEC.

If Ahern Rentals has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Ahern Rentals and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Ahern Rentals.

In addition, Ahern Rentals agrees that, for so long as any Notes remain outstanding, if at any time Ahern Rentals and the Guarantors are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04                                Compliance Certificate.

(a)                                  Ahern Rentals and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Ahern Rentals and its Subsidiaries or such Guarantor during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether Ahern Rentals or such Guarantor, if any, has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge Ahern Rentals or such Guarantor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Ahern Rentals or the applicable Guarantor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action Ahern Rentals or the applicable Guarantor is taking or proposes to take with respect thereto.

(b)                                 So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of Ahern Rentals’ independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that Ahern Rentals has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                  Ahern Rentals shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action Ahern Rentals is taking or proposes to take with respect thereto.

Section 4.05                                Taxes.

Ahern Rentals shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06                                Stay, Extension and Usury Laws.

Ahern Rentals and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and Ahern Rentals and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07                                Restricted Payments.

(a)                                  Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)                                     declare or pay any dividend or make any other payment or distribution on account of Ahern Rentals’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Ahern Rentals or any of its Restricted Subsidiaries) or to the direct or indirect holders of Ahern Rentals’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Ahern Rentals and other than dividends or distributions to Ahern Rentals or a Restricted Subsidiary of Ahern Rentals);

(ii)                                  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Ahern Rentals) any Equity Interests of Ahern Rentals or any direct or indirect parent of Ahern Rentals;

(iii)                               make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Ahern Rentals or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Ahern Rentals and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(iv)                              make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)                                  Ahern Rentals would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Provision (as defined below); and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Ahern Rentals and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (7), (8) and (9) of paragraph (b) below), is less than the sum, without duplication, of:

(A)                              50% of the Consolidated Net Income of Ahern Rentals for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of Ahern Rentals’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)                                100% of the aggregate net cash proceeds received by Ahern Rentals since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Ahern Rentals (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Ahern Rentals that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Ahern Rentals); plus

(C)                                to the extent that any Restricted Investment that was made after the date of this indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D)                               to the extent that any Unrestricted Subsidiary of Ahern Rentals designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of Ahern Rentals’ Investment in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture; plus

(E)                                 100% of any dividends received by Ahern Rentals or a Restricted Subsidiary of Ahern Rentals that is a Guarantor after the date of this Indenture from an Unrestricted Subsidiary of Ahern Rentals, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Ahern Rentals for such period.

(b)                                 The provisions of Section 4.07(a) shall not prohibit:

(1)                                  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)                                  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Ahern Rentals) of, Equity Interests of Ahern Rentals (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Ahern Rentals; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(3)(B);

(3)                                  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Ahern Rentals or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)                                  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Ahern Rentals to the holders of its Equity Interests on a pro rata basis;

(5)                                  the declaration and payment of Permitted Shareholder Tax Distributions with respect to a period during which Ahern Rentals is or was an S Corporation or a partnership for U.S. federal income tax purposes; provided that the shareholders of Ahern Rentals (or partners of Ahern Rentals, if Ahern Rentals becomes a partnership for U.S. federal income tax purposes) apply such Permitted Shareholder Tax Distribution (excluding amounts representing a distribution of cash necessary to make the total distributions proportionate among shareholders (or partners)) to the payment of taxes attributable to the income of Ahern Rentals (including any pass through income recognized by Ahern Rentals with respect to any of its Subsidiaries) within 30 days of such distribution;

(6)                                  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Ahern Rentals or any Restricted Subsidiary of Ahern Rentals held by any current or former officer, director or employee of Ahern Rentals or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $250,000 in any twelve-month period;

(7)                                  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(8)                                  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Ahern Rentals or any Restricted Subsidiary of Ahern Rentals issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio Provision; and

(9)                                  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Ahern Rentals or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities (other than assets or securities with a public trading market) that are required to be valued by this Section 4.07 will be determined by the Board of Directors of Ahern Rentals whose resolution with respect thereto will be delivered to the Trustee.  The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $5.0 million.

Section 4.08                                Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)                                  Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on its Capital Stock to Ahern Rentals or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Ahern Rentals or any of its Restricted Subsidiaries;

(2)                                  make loans or advances to Ahern Rentals or any of its Restricted Subsidiaries; or

(3)                                  sell, lease or transfer any of its properties or assets to Ahern Rentals or any of its Restricted Subsidiaries.

(b)                                 However, the preceding restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                  agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2)                                  this Indenture, the Notes and the Note Guarantees;

(3)                                  applicable law, rule, regulation or order;

(4)                                  any instrument governing Indebtedness or Capital Stock of a Person acquired by Ahern Rentals or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)                                  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)                                  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3);

(7)                                  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)                                  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)                                  Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)                            provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets or property that are the subject of such agreements and, if the assets or property subject to any such agreement have an aggregate Fair Market Value of more than $10.0 million, such agreement has been entered into with the approval of Ahern Rentals’ Board of Directors; and

(11)                            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09                                Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)                                  Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Ahern Rentals shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Ahern Rentals may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Ahern Rentals’ Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Ahern Rentals’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.00 (the “Fixed Charge Coverage Ratio Provision”), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)                                 The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)                                  the incurrence by Ahern Rentals and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Ahern Rentals and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $175.0 million and (b) the sum of (I) 85% of accounts receivable, plus (II) the lesser of (A) 85% net orderly liquidation value of rental and sale equipment and other equipment (including transportation equipment but excluding aircraft) and (B) 95% of net book value of rental and sale equipment and other equipment (including transportation equipment but excluding aircraft), plus (III) the lesser of (A) 85% of net orderly liquidation value of spare parts and merchandise inventory and (B) 60% of net book value of spare parts and merchandise inventory, in the case of each of (a) and (b) less the aggregate amount of all Net Proceeds of Asset Sales applied by Ahern Rentals or any of its Restricted Subsidiaries since the date of this Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 4.10;

(2)                                  the incurrence by Ahern Rentals and its Restricted Subsidiaries of the Existing Indebtedness;

(3)                                  the incurrence by Ahern Rentals of Indebtedness represented by the Notes to be issued on the date of this Indenture and the Exchange Notes to be issued pursuant to the Registration Rights Agreement;

(4)                                  the incurrence by Ahern Rentals or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Ahern Rentals or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5)                                  the incurrence by Ahern Rentals or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred pursuant to Section 4.09(a) or clause (2), (3), (4), (5) or (12) of this Section 4.09(b);

(6)                                  the incurrence by Ahern Rentals or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Ahern Rentals and any of its Restricted Subsidiaries; provided, however, that:

(a)                                  if Ahern Rentals or any Guarantor is the obligor on such Indebtedness and the payee is not Ahern Rentals or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Ahern Rentals, or the Note Guarantee, in the case of a Guarantor; and

(b)                                 (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Ahern Rentals or a Restricted Subsidiary of Ahern Rentals and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Ahern Rentals or a Restricted Subsidiary of Ahern Rentals, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Ahern Rentals or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)                                  the issuance by any of Ahern Rentals’ Restricted Subsidiaries to Ahern Rentals or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)                                  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Ahern Rentals or a Restricted Subsidiary of Ahern Rentals and

(b)                                 any sale or other transfer of any such preferred stock to a Person that is not either Ahern Rentals or a Restricted Subsidiary of Ahern Rentals

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)                                  the incurrence by Ahern Rentals or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)                                  the guarantee by Ahern Rentals or any of its Restricted Subsidiaries of Indebtedness of Ahern Rentals or a Restricted Subsidiary of Ahern Rentals that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed; provided further that any Restricted Subsidiary of Ahern Rentals that guarantees other Indebtedness pursuant to this clause (9) also shall concurrently guarantee, or already be a Guarantor with respect to, the Notes pursuant to Section 4.19;

(10)                            the incurrence by Ahern Rentals or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)                            the incurrence by Ahern Rentals or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; and

(12)                            the incurrence by Ahern Rentals or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $5.0 million.

Ahern Rentals shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Ahern Rentals or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Ahern Rentals solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (b)(1) through (b)(12) above, or is entitled to be incurred pursuant to Section 4.09(a), Ahern Rentals will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.  Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.”

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Ahern Rentals as accrued.  Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Ahern Rentals or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)                                  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                                  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                                  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)                                  the Fair Market Value of such assets at the date of determination; and

(b)                                 the amount of the Indebtedness of the other Person.

Section 4.10                                Asset Sales.

(a)                                  Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                  Ahern Rentals (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)                                  at least 75% of the consideration received in the Asset Sale by Ahern Rentals or such Restricted Subsidiary is in the form of cash.  For purposes of this provision, each of the following will be deemed to be cash:

(a)                                  any liabilities, as shown on Ahern Rentals’ most recent consolidated balance sheet, of Ahern Rentals or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Ahern Rentals or such Restricted Subsidiary from further liability;

(b)                                 any securities, notes or other obligations received by Ahern Rentals or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Ahern Rentals or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)                                  any stock or assets of the kind referred to in Section 4.10(b)(2) or (4); and

(3)                                  in the case of an Asset Sale that constitutes a Sale of Collateral or a Casualty Event occurring after the Discharge of Priority Lien Obligations, Ahern Rentals (or the Restricted Subsidiary, as the case may be) shall deposit the Net Proceeds from such Asset Sale or Casualty Event as cash collateral in a segregated account held by the Collateral Trustee or its agent to secure the Secured Obligations pending application of the Net Proceeds otherwise in accordance with this Section 4.10.

Pending the final application of any Net Proceeds, Ahern Rentals may temporarily reduce revolving credit borrowings.

(b)                                 Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Ahern Rentals (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

(1)                                  to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness (except for temporary reductions contemplated in the immediately preceding paragraph), to correspondingly reduce commitments with respect thereto;

(2)                                  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Ahern Rentals;

(3)                                  to make a capital expenditure; or

(4)                                  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in this Section 4.10(b) will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, Ahern Rentals shall make an Asset Sale Offer to all Holders of Notes and all holders of Parity Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Parity Lien Debt that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, Ahern Rentals may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, Ahern Rentals will select the Notes and such Parity Lien Debt to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Ahern Rentals shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, Ahern Rentals will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.11                                Transactions with Affiliates.

(a)                                  Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Ahern Rentals (each, an “Affiliate Transaction”), unless:

(1)                                  the Affiliate Transaction is on terms that are not materially less favorable to Ahern Rentals or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Ahern Rentals or such Restricted Subsidiary with an unrelated Person; and

(2)                                  Ahern Rentals delivers to the Trustee:

(a)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors of Ahern Rentals set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Ahern Rentals; and

(b)                                 with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to Ahern Rentals or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)                                 The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)                                  any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Ahern Rentals or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)                                  transactions between or among Ahern Rentals and/or its Restricted Subsidiaries;

(3)                                  transactions with a Person (other than an Unrestricted Subsidiary of Ahern Rentals) that is an Affiliate of Ahern Rentals solely because Ahern Rentals owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)                                  payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Ahern Rentals;

(5)                                  any issuance of Equity Interests (other than Disqualified Stock) of Ahern Rentals to Affiliates of Ahern Rentals;

(6)                                  Restricted Payments and Permitted Investments that are permitted by Section 4.07 hereof;

(7)                                  loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; and

(8)                                  purchases of equipment and related parts from Affiliates of Ahern Rentals in the ordinary course of business; provided that such purchases are on terms that are not materially less favorable to Ahern Rentals or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Ahern Rentals or such Restricted Subsidiary with an unrelated Person; provided, further that to the extent the aggregate amount of such purchases exceeds $15 million during any fiscal year, Ahern Rentals delivers to the Trustee a resolution of the Board of Directors of Ahern Rentals set forth in an Officers’ Certificate certifying that such purchases comply with the provisions set forth above in this clause (8) and that such purchases have been approved, in the aggregate, by a majority of the disinterested members of the Board of Directors of Ahern Rentals.

Section 4.12                                Liens.

Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.13                                Corporate Existence.

Subject to Article 5 hereof, Ahern Rentals shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Ahern Rentals or any such Subsidiary and (ii) the rights

(charter and statutory), licenses and franchises of Ahern Rentals and its Subsidiaries; provided, however, that Ahern Rentals shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Ahern Rentals and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14                                Offer to Repurchase upon Change of Control.

(a)                                  Upon the occurrence of a Change of Control, Ahern Rentals shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest on the Notes repurchased, if any, to the date of purchase (the “Change of Control Payment”). Within 10 days following any Change of Control, Ahern Rentals shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)                                  that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2)                                  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 business days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                  that any Note not tendered will continue to accrue interest;

(4)                                  that, unless Ahern Rentals defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)                                  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)                                  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

Ahern Rentals shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or 4.14 of this

Indenture, Ahern Rentals will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.14 by virtue of such conflict.

(b)                                 On the Change of Control Payment Date, Ahern Rentals will, to the extent lawful:

(1)                                  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)                                  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Ahern Rentals.

The Paying Agent will promptly pay to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.  Ahern Rentals will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)                                  Ahern Rentals will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by Ahern Rentals and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to this Indenture as described above in Section 3.07, unless and until there is a default in payment of the applicable redemption price.

Section 4.15                                Payments for Consent.

Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.16                                Limitation on Sale and Leaseback Transactions.

Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Ahern Rentals or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)                                  Ahern Rentals or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio Provision and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12;

(2)                                  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Ahern Rentals and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)                                  the transfer of assets in that sale and leaseback transaction is permitted by, and Ahern Rentals applies the proceeds of such transaction in compliance with, Section 4.10.

Section 4.17                                Business Activities.

Ahern Rentals shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Ahern Rentals and its Restricted Subsidiaries taken as a whole.

Section 4.18                                Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of Ahern Rentals may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Ahern Rentals and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by Ahern Rentals.  That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of Ahern Rentals may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Ahern Rentals as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07.  If, at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary (including failure to meet the definition of an Unrestricted Subsidiary), it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Ahern Rentals as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, Ahern Rentals will be in default of Section 4.09.

The Board of Directors of Ahern Rentals may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Ahern Rentals; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Ahern Rentals of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.19                                Limitation on Issuances of Guarantees of Indebtedness.

Ahern Rentals shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any other Indebtedness of Ahern Rentals unless such Restricted Subsidiary simultaneously (i) executes and delivers a supplemental indenture providing for the guarantee of the payment of the Notes by such Restricted Subsidiary, which guarantee will be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness and (ii) becomes a party to each Security Document in which Ahern Rentals is a party.

The Note Guarantee of a Guarantor shall automatically and unconditionally be released:

(1)                                  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Ahern Rentals or a Restricted Subsidiary of Ahern Rentals, if the sale or other disposition does not violate Sections 3.09 and 4.10;

(2)                                  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Ahern Rentals or a Restricted Subsidiary of Ahern Rentals, if the sale or other disposition does not violate Sections 3.09 and 4.10;

(3)                                  if Ahern Rentals designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4)                                  upon legal defeasance or satisfaction and discharge of this Indenture as provided in Articles 8 and 11 hereof, or

(5)                                  in accordance with the terms of the Intercreditor Agreement.

ARTICLE 5.

SUCCESSORS

Section 5.01                                Merger, Consolidation or Sale of Assets.

Ahern Rentals shall not, directly or indirectly:  (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Ahern Rentals and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)                                  either:  (a) Ahern Rentals is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Ahern Rentals) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)                                  the Person formed by or surviving any such consolidation or merger (if other than Ahern Rentals) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Ahern Rentals under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)                                  immediately after such transaction, no Default or Event of Default exists; and

(4)                                  Ahern Rentals or the Person formed by or surviving any such consolidation or merger (if other than Ahern Rentals), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Provision.

In addition, Ahern Rentals shall not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 5.01 will not apply to:

(1)                                  a merger of Ahern Rentals with an Affiliate solely for the purpose of reincorporating Ahern Rentals in another jurisdiction; or

(2)                                  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Ahern Rentals and any of its Restricted Subsidiaries.

Section 5.02                                Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Ahern Rentals in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which Ahern Rentals is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to “Ahern Rentals” shall refer instead to the successor corporation and not to Ahern Rentals), and may exercise every right and power of Ahern Rentals under this Indenture with the same effect as if such successor Person had been named as Ahern Rentals herein; provided, however, that the predecessor company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of Ahern Rentals’ assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01                                Events of Default.

Each of the following is an “Event of Default”:

(1)                                  default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes;

(2)                                  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)                                  failure by Ahern Rentals or any of its Restricted Subsidiaries for 30 days after notice to Ahern Rentals by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with Section 4.07, 4.09, 4.10, 4.14 or 5.01;

(4)                                  failure by Ahern Rentals or any of its Restricted Subsidiaries for 60 days after notice to Ahern Rentals by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(5)                                  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Ahern Rentals or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Ahern Rentals or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(a)                                  is caused by a failure to pay a scheduled payment or payment at maturity of principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)                                 results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(6)                                  failure by Ahern Rentals or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)                                  the occurrence of any of the following:

(a)                                  except as permitted by this Indenture, any security document ceases for any reason to be fully enforceable; provided that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more Security Documents to be fully enforceable is that any Parity Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $5.0 million ceases to be an enforceable and perfected second-priority security interest and, in the case of Collateral consisting of titled vehicles, ceases to be an enforceable second-priority security interest, subject only to Permitted Prior Liens;

(b)                                 any Parity Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $5.0 million ceases to be an enforceable and perfected second-priority security interest and, in the case of Collateral consisting of titled vehicles, ceases to be an enforceable second-priority security interest, subject only to Permitted Prior Liens; or

(c)                                  Ahern Rental or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Ahern Rental or any other Pledgor set forth in or arising under any security document;

(8)                                  except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(9)                                  Ahern Rentals or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Code:

(A)                              commences a voluntary case,

(B)                                consents to the entry of an order for relief against it in an involuntary case,

(C)                                consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)                               makes a general assignment for the benefit of its creditors, or

(E)                                 generally is not paying its debts as they become due; and

(10)                            a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:

(A)                              is for relief against Ahern Rentals or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(B)                                appoints a custodian of Ahern Rentals or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of Ahern Rentals or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C)                                orders the liquidation of Ahern Rentals or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02                                Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by giving notice in writing to Ahern Rentals and the Trustee specifying the respective Event of Default (the “Acceleration Notice”).

Upon any such declaration, the Notes shall become due and payable immediately.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Ahern Rentals with the intention of avoiding payment of the premium that Ahern Rentals would have had to pay if Ahern Rentals then had elected to redeem the Notes pursuant to Section 3.07, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.  If an Event of Default occurs prior to August 15, 2009, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Ahern Rentals with the intention of avoiding the prohibition on redemption of the Notes prior to August 15, 2009, then, upon acceleration of the Notes, an additional premium shall also become and be immediately due and payable in an amount, for each of the years beginning on August 15 of the years set forth below, as set forth below (expressed as a percentage of the principal amount of the Notes on the date of payment that would otherwise be due but for the provisions of this sentence):

Year	Percentage

2005	109.250%
2006	108.094%
2007	106.938%
2008	105.781%

Section 6.03                                Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may, subject to the Intercreditor Agreement, pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture and the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04                                Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05                                Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06                                Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)                                  the Holder of a Note gives to the Trustee written notice that an Event of Default is continuing;

(b)                                 the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)                                  such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee reasonable security or indemnity against any loss, liability or expense;

(d)                                 the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security or indemnity; and

(e)                                  the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07                                Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest or Additional Interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08                                Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against Ahern Rentals for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09                                Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to Ahern Rentals (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                                Priorities.

Subject to the Intercreditor Agreement and Section 12.02, if the Trustee collects any money or other property pursuant to this Article, it shall pay out the money or other property in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third:  to Ahern Rentals or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11                                Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01                                Duties of Trustee.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(i)                                     the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                                     this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section.

(e)                                  No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)                                    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with Ahern Rentals.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02                                Rights of Trustee.

(a)                                  The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee authenticates the Notes, takes any other act or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel or both.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. The Trustee shall not be liable for any claims, losses, liabilities, damages, costs, expenses, judgments (including attorney’s fees and expenses) due to forces beyond its reasonable control, including strikes, work stoppages, acts of God and interruptions, losses or malfunctions of utilities, communications or computer (software or hardware) services.

(e)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from Ahern Rentals shall be sufficient if signed by an Officer of Ahern Rentals.

(f)                                    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                                 Except as required hereunder or under the other Parity Lien Documents, or as required in its capacity as Collateral Trustee, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it sees fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of Ahern Rentals, its Subsidiaries and Guarantors, personally or by agent or attorney, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)                                 The Trustee shall not be deemed to have notice of any Default or Event of Default except any Default or Event of Default of which the Trustee shall have received written notification at the Corporate Trust Office of the Trustee (given in accordance with Section 13.02 hereof and specifically identifying such Default or Event of Default) or a Responsible Officer of the Trustee has actual knowledge thereof.

(i)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, whether as the Trustee, Collateral Trustee, Paying Agent, Registrar or otherwise, and to each agent and other Person employed to act hereunder, and to the Trustee or any successor when acting in its capacity as the Trustee, Collateral Trustee or any other capacity under the Intercreditor Agreement, the Security Documents and other Parity Lien Documents to the same extent as if explicitly set forth in the Intercreditor Agreement, the Security Documents and other Parity Lien Documents.

(j)                                     The Trustee may request that Ahern Rentals or the Guarantors, as the case may be, deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)                                  The Trustee shall not be deemed to have notice of or have a duty to determine whether any information that it may receive with respect to Ahern Rentals or any Guarantor, or that it or any

Holder of the Notes may provide to the Holders, is material, nonpublic information of a type that should not be used by the recipient to trade in securities of Ahern Rentals, except for such information identified by Ahern Rentals in writing on the face thereof as material, non-public information.  The Trustee shall not be responsible for how such information is used or for obtaining any agreement from the recipient of such information with respect to the use thereof.

Section 7.03                                Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Ahern Rentals or any Affiliate of Ahern Rentals with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04                                Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for Ahern Rentals’ use of the proceeds from the Notes or any money paid to Ahern Rentals or upon Ahern Rentals’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05                                Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within the later of 90 days after it occurs or becomes known to the Trustee.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06                                Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to Ahern Rentals and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  Ahern Rentals shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07                                Compensation and Indemnity.

Ahern Rentals shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder pursuant to the rate sheets or similar rate and fee information provided by the Trustee to Ahern Rentals from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  Ahern Rentals shall reimburse the Trustee promptly, and in any event within 30 days, upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel. Ahern Rentals will pay the Trustee’s agents and counsel directly upon Trustee’s request.

Ahern Rentals shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against Ahern Rentals (including this Section 7.07) and defending itself against any claim (whether asserted by Ahern Rentals or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee shall notify Ahern Rentals promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify Ahern Rentals shall not relieve Ahern Rentals of its obligations hereunder.  Ahern Rentals shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and Ahern Rentals shall pay the reasonable fees and expenses of such counsel.  Ahern Rentals need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of Ahern Rentals under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure Ahern Rentals’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Code.

Section 7.08                                Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying Ahern Rentals.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and Ahern Rentals in writing.  Ahern Rentals may remove the Trustee if:

(a)                                  the Trustee fails to comply with Section 7.10 hereof;

(b)                                 the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under the Bankruptcy Code;

(c)                                  a custodian or public officer takes charge of the Trustee or its property; or

(d)                                 the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, Ahern Rentals shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by Ahern Rentals.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, Ahern Rentals, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to Ahern Rentals.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, Ahern Rentals’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09                                Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10                                Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11                                Preferential Collection of Claims Against Ahern Rentals.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01                                Option to Effect Legal Defeasance or Covenant Defeasance.

Ahern Rentals may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and any Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02                                Legal Defeasance and Discharge.

Upon Ahern Rentals’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, Ahern Rentals shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that Ahern Rentals shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of Ahern Rentals, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04, (b) Ahern Rentals’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and Ahern Rentals’ and the Guarantors’ obligations in connection therewith and (d) this Article 8.  Subject to compliance with this Article 8, Ahern Rentals may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03                                Covenant Defeasance.

Upon Ahern Rentals’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, Ahern Rentals shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 3.03, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, Ahern Rentals may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon Ahern Rentals’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(6) hereof shall not constitute Events of Default.

Section 8.04                                Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)                                  Ahern Rentals must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of and interest and premium and Additional Interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Ahern Rentals must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b)                                 in the case of an election under Section 8.02 hereof, Ahern Rentals shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) Ahern Rentals has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                                  in the case of an election under Section 8.03 hereof, Ahern Rentals shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                                 no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), or insofar as Section 6.01(9) or 6.01(10) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit, and the deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which Ahern Rentals or any Guarantor is a party or by which Ahern Rentals or any Guarantor is bound;

(e)                                  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which Ahern Rentals or any of its Subsidiaries is a party or by which Ahern Rentals or any of its Subsidiaries is bound;

(f)                                    the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)                                 Ahern Rentals shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by Ahern Rentals with the intent of preferring the Holders over any other creditors of Ahern Rentals or with the intent of defeating, hindering, delaying or defrauding any other creditors of Ahern Rentals or others; and

(h)                                 Ahern Rentals shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05                                Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Ahern Rentals acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

Ahern Rentals shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to Ahern Rentals from time to time upon the request of Ahern Rentals any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06                                Repayment to Ahern Rentals.

Any money deposited with the Trustee or any Paying Agent, or then held by Ahern Rentals, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to Ahern Rentals on its request or (if then held by Ahern Rentals) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to Ahern Rentals for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of Ahern Rentals as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of Ahern Rentals cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to Ahern Rentals.

Section 8.07                                Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then Ahern Rentals’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if Ahern Rentals makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, Ahern Rentals shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                                Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, Ahern Rentals, the Guarantors and the Trustee may amend or supplement this Indenture, the Note Guarantees or the Notes without the consent of any Holder of a Note:

(a)                                  to cure any ambiguity, defect or inconsistency;

(b)                                 to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c)                                  to provide for the assumption of Ahern Rentals’ or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to Ahern Rentals pursuant to Article 5 hereof;

(d)                                 to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note;

(e)                                  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f)                                    to conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the Description of Notes to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes;

(g)                                 to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture;

(h)                                 to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(i)                                     to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture, any of the Security Documents or the Intercreditor Agreement.

Upon the request of Ahern Rentals accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 13.04 hereof, the Trustee shall join with Ahern Rentals and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02                                With Consent of Holders of Notes.

Except as provided below in this Section 9.02, Ahern Rentals and the Trustee may amend or supplement this Indenture (including Section 3.09, 4.10 and 4.14 hereof), the Note Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of Ahern Rentals accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 13.04 hereof, the Trustee shall join with Ahern Rentals in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, Ahern Rentals shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of Ahern Rentals to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by Ahern Rentals with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)                                  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)                                 reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.14 hereof;

(c)                                  reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)                                 waive a Default or Event of Default in the payment of principal of or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)                                  make any Note payable in money other than that stated in the Notes;

(f)                                    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, or Additional Interest, if any, on the Notes;

(g)                                 waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 and 4.14 hereof);

(h)                                 release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture or the Intercreditor Agreement;

(i)                                     release any Collateral from the Liens created by the Security Documents except as specifically provided for in this Indenture, the Security Documents or the Intercreditor Agreement; or

(j)                                     make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Section 9.03                                Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04                                Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of the Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05                                Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  Ahern Rentals in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06                                Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  Ahern Rentals may not sign an amendment or supplemental Indenture until the Board of Directors approves it.  In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.

NOTE GUARANTEES

Section 10.01                          Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of Ahern Rentals hereunder or thereunder, that:  (a) the principal of, premium and Additional Interest, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of Ahern Rentals to the Holders, the Trustee and the Collateral Trustee will be promptly paid in full or performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against Ahern Rentals, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Ahern Rentals, any right to require a proceeding first against Ahern Rentals, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to Ahern Rentals, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either Ahern Rentals or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 10.02                          Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03                          Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form included in Exhibit E shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that Ahern Rentals creates or acquires any new Subsidiaries subsequent to the date of this Indenture, Ahern Rentals shall cause such Subsidiaries to execute supplemental indentures to this Indenture and Note Guarantees in the form and substance of Exhibits E and F in accordance with Article 10, to the extent required by Section 4.19.

Section 10.04                          Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a)                                  subject to Section 10.05 hereof, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or Ahern Rentals) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in the form and substance of Exhibit F hereto, under the Notes, this Indenture and the Note Guarantee on the terms set forth herein or therein; and

(b)                                 immediately after giving effect to such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by Ahern Rentals and delivered to the Trustee.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into Ahern Rentals or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to Ahern Rentals or another Guarantor.

Section 10.05                          Releases Following Sale of Assets.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of Ahern Rentals, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  Upon delivery by Ahern Rentals to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by Ahern Rentals in accordance with the provisions of this Indenture, including without limitation

Section 4.10 hereof, the Trustee shall execute any documents reasonably requested in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01                          Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)                                  either:

(a)                                  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Ahern Rentals) have been delivered to the Trustee for cancellation; or

(b)                                 all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Ahern Rentals or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)                                  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)                                  Ahern Rentals or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)                                  Ahern Rentals has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Ahern Rentals must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the provisions of Section 11.02 and Section 8.06 shall survive.

The Collateral shall be released from the Lien securing the Notes, as provided in Section 12.07 upon a satisfaction and discharge in accordance with the provisions described above.

Section 11.02                          Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Ahern Rentals acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, Ahern Rentals’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if Ahern Rentals has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, Ahern Rentals shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12.

COLLATERAL AND SECURITY

Section 12.01                          Security Documents.

(a)                                  The payment of principal of and interest and premium and Additional Interest, if any, on the Notes will be secured, equally and ratably, by a security interest in the Collateral, subject only to Permitted Prior Liens, as provided in the Security Documents.  Any Guarantor shall, upon becoming a Guarantor, become a party to each applicable Security Document as shall be necessary or appropriate to grant and create a valid Lien on and security interest in the personal property of such Guarantor of the type described in the definition of “Collateral” in the Security Documents and, to the extent required by the Credit Agreement, all real property owned by such Guarantor, in each case, subject to no Liens other than Permitted Liens.

(b)                                 If at any time after the date of this Indenture, Ahern Rentals or any Guarantor acquires in fee simple any real property or any entity which owns in fee simple any real property becomes a Guarantor, and a Mortgage or Amended and Restated Mortgage on such real property is granted by Ahern Rentals or such Guarantor to the Priority Lien Agent for the benefit of the holders of Priority Lien Obligations, then Ahern Rentals or such Guarantor shall grant to the Collateral Trustee for the benefit of the Holders of the Notes a Mortgage or Amended and Restated Mortgage, as appropriate, on such real property that is not already covered by the Security Documents.  All such Mortgages or Amended and Restated Mortgages, as appropriate, shall be substantially similar to the corresponding Mortgage or Amended and Restated Mortgage in favor of the Priority Lien Agent (other than the priority thereof and the Obligations secured thereby).  In connection therewith, Ahern Rentals shall deliver title insurance policies, proper fixture filings under the UCC on Form UCC-1, opinions of counsel, surveys and insurance certificates, in each case, in form and substance reasonably satisfactory to the Collateral Trustee.

Section 12.02                          Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt; Order of Application.

Notwithstanding:

(1)                                  anything to the contrary contained in the Security Documents;

(2)                                  the time of incurrence of any Series of Parity Lien Debt;

(3)                                  the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)                                  the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)                                  the time of taking possession or control over any Collateral;

(6)                                  any Parity Lien not having been perfected or being or having become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)                                  the rules for determining priority under any law governing relative priorities of Liens,

(a) all Parity Liens granted at any time by Ahern Rentals or any other Pledgor will secure, equally and ratably with the Notes, all present and future Parity Lien Obligations and (b) subject to the Intercreditor Agreement, all proceeds of or distribution of property received with respect to any Collateral granted at any time by Ahern Rentals or any Pledgor shall be allocated and distributed in the following order:

First:  to the Trustee and the Collateral Trustee, their respective agents and attorneys for amounts due under Section 7.07 hereof or under any Security Document, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Trustee and the costs and expenses of collection;

Second: to the respective Parity Lien Representatives for application to the Parity Lien Obligations equally and ratably, until all Parity Lien Obligations have been paid in full in cash or the cash amount held by the Parity Lien Representatives in respect of all Parity Lien Obligations is sufficient to pay all Parity Lien Obligations in full in cash; and

Third: any surplus remaining after the payment or distribution in full of the cash or other property as described in the preceding clauses will be paid or distributed to Ahern Rentals (or the applicable Pledgor, as the case may be), its successors or assigns, or as a court of competent jurisdiction may direct.

This Section 12.02 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the Collateral Trustee as holder of Parity Liens.  The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Sharing Confirmation to the Collateral Trustee and the Trustee at the time of incurrence of such Series of Parity Lien Debt.

Section 12.03                          Ranking of Parity Liens.

Notwithstanding:

(1)                                  anything to the contrary contained in the Security Documents;

(2)                                  the time of incurrence of any Series of Secured Debt;

(3)                                  the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)                                  the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)                                  the time of taking possession or control over any Collateral;

(6)                                  any Priority Lien not having been perfected or being or having become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)                                  the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens granted at any time by Ahern Rentals or any other Pledgor will be subject and subordinate to all Priority Liens securing Priority Lien Obligations up to the Priority Lien Cap including, for the avoidance of doubt, the Obligations under the Credit Agreement, on the terms set forth in the Intercreditor Agreement.

This Section 12.03 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Agent and the Collateral Trustee as holder of Parity Liens.  No other Person will be entitled to rely on, have the benefit of or enforce these provisions.  The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Priority Confirmation to the Collateral Trustee and each Priority Lien Agent at the time of incurrence of such Series of Parity Lien Debt.

This Section 12.03 is intended solely to set forth the relative ranking of the Liens securing Parity Lien Debt as against the Priority Liens.  Neither the Notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than as provided in the Intercreditor Agreement) is intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Section 12.04                          Recordings and Opinions.

(a)                                  Promptly after (but in any event not more than 60 days after) the execution and delivery of this Indenture, or upon the later completion of all necessary filings, to the extent required by TIA § 314(b)(i), Ahern Rentals shall furnish to the Trustee an Opinion of Counsel either:

(1)                                  stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments necessary to make effective the Lien intended to be created by the Security Documents, and reciting with respect to the security interests in the Collateral, the details of such action; or

(2)                                  stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective.

Such Opinion of Counsel may assume the due and proper filing of financing statements and the due and proper recordation of documents and instruments with federal, state and county officials, to the extent that such financing statements, documents and instruments have been presented for filing or recordation, or to the extent that such counsel has reviewed a file stamped copy or a recorded copy of any such financing statement, document or instrument.

(b)                                 Ahern Rentals will furnish to the Collateral Trustee and the Trustee within 90 days after the end of each fiscal year, an Opinion of Counsel, dated as of such date, either:

(1)                                  (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture, financing statements or continuation statements as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months to maintain the lien on this Indenture and reciting the details of such actions; or

(2)                                  stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

(c)                                  Immediately prior to the issuance of the Exchange Notes and annually thereafter, Ahern Rentals will furnish to the Trustee and the Collateral Trustee an Opinion of Counsel with respect to the effectiveness and perfection of the Liens intended to be created by the Security Documents.  Ahern Rentals will otherwise comply with the provisions of TIA § 314(b).

Section 12.05                          Collateral Trustee.

(a)                                  The Collateral Trustee, which shall initially be the Trustee, will hold the Parity Liens granted to it to secure the Parity Lien Obligations pursuant to the Security Documents.

(b)                                 Neither the Trustee nor the Collateral Trustee nor any of their respective officers, directors, employees, attorneys or agents will be responsible for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien securing Parity Lien Obligations, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens securing Parity Lien Obligations or for any delay in doing so.

(c)                                  The Collateral Trustee is subject to any directions given to it by the Trustee from time to time as required or permitted by this Indenture.  Except as directed by the Trustee and as required or permitted by this Indenture, until the Discharge of Priority Lien Obligations, the Collateral Trustee shall not be obligated:

(1)                                  to act upon directions purported to be delivered to it by any other Person;

(2)                                  to foreclose upon or otherwise enforce any Lien; or

(3)                                  to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Ahern Rentals shall deliver to each Secured Debt Representative copies of all Security Documents delivered to the Collateral Trustee or the Priority Lien Collateral Agent.

(d)                                 The Collateral Trustee shall be accountable only for amounts that it actually receives as a result of the enforcement of Liens securing Parity Lien Obligations.

(e)                                  In acting as Collateral Trustee, the Collateral Trustee may rely upon and enforce each and all of the rights, powers, protections, immunities, indemnities and benefits of the Trustee under Article 7 mutatis mutandis, and, in connection therewith, references to the Trustee shall be deemed to include the Collateral Trustee and references to this Indenture shall be deemed to include the Security Documents and the Intercreditor Agreement.

(f)                                    Each successor Trustee will become the successor Collateral Trustee as and when the successor Trustee becomes the Trustee.

Section 12.06                          Authorization of Action to Be Taken.

(a)                                  Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each of the Security Documents and the Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Trustee to enter into the Security Documents, authorizes and empowers the Trustee to direct the Collateral Trustee to enter into, and to execute and deliver, the Intercreditor Agreement, and authorizes and empowers each of the Trustee and the Collateral Trustee to bind the Holders of Notes as set forth in the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b)                                 The Collateral Trustee and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Documents and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

(c)                                  Subject to the provisions of Sections 7.01, 7.02 and 12.05 hereof and the terms of the Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Trustee to take all actions it deems necessary or appropriate in order to:

(1)                                  foreclose upon or otherwise enforce any or all of the Parity Liens;

(2)                                  enforce any of the terms of the Security Documents; or

(3)                                  collect and receive payment of any and all Parity Lien Obligations.

The Trustee is authorized and empowered to institute and maintain, or direct the Collateral Trustee to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens securing Parity Lien Obligations or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders of Notes, the Trustee or the Collateral Trustee.

(d)                                 Subject to the terms of the Intercreditor Agreement and upon receipt of a notice stating that Ahern Rentals has entered into a new Priority Lien Document, the Collateral Trustee shall have the authority to enter into such documents and agreements (including amendments or supplements to the Intercreditor Agreement) as Ahern Rentals or the new Priority Lien Collateral Agent may request in order to provide the new Priority Lien Collateral Agent the rights contemplated by the Intercreditor Agreement.

Section 12.07                          Release of Security Interests in Respect of Notes.

(a)                                  The Liens on the Collateral securing the Notes shall be released:

(1)                                  in whole upon payment in full of all amounts due in respect of the Notes;

(2)                                  in whole upon satisfaction and discharge of this Indenture in accordance with Section 11.01 hereof;

(3)                                  in whole upon Legal Defeasance or Covenant Defeasance in accordance with Sections 8.02 and 8.03 hereof;

(b)                                 In addition to the release provisions described in (a) above, the Liens shall be released with respect to any asset constituting Collateral:

(1)                                  that is sold or otherwise disposed of by Ahern Rentals or any Guarantor to a Person other than Ahern Rentals or a Guarantor in a transaction permitted by this Indenture and the Security Documents at the time of such sale of disposition; or

(2)                                  that is released from its Lien under the Credit Agreement and the Security Documents; or

(3)                                  as provided in the Intercreditor Agreement.

Section 12.08                          Enforcement of Security Interests.

Subject to the terms of the Intercreditor Agreement, if the Collateral Trustee at any time receives written notice that any event has occurred that constitutes a default under any Parity Lien Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its security interests thereunder, it will promptly deliver written notice thereof to each Parity Lien Representative.  Thereafter, the Collateral Trustee may await direction by Holders of a majority in principal amount of the then outstanding Notes and, subject to the terms of the Intercreditor Agreement, will act, or decline to act as directed by Holders of a majority in principal amount of the then outstanding Notes, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by Holders of a majority in principal amount of the then outstanding Notes.  Unless it has been directed to the contrary by an instruction from Holders of a majority in principal amount of the then outstanding Notes, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Parity Lien Document as it may deem advisable and in the best interest of the holders of Parity Lien Obligations.

Section 12.09                          Certificates of Ahern Rentals.

Except for any release of Collateral required or contemplated by the Intercreditor Agreement, Ahern Rentals will furnish to the Trustee and the Collateral Trustee, prior to each proposed release of Collateral pursuant to the Security Documents:

(1)                                  all documents required by TIA § 314(d);

(2)                                  an Officers’ Certificate certifying that all terms for release under this Indenture and any applicable Security Documents have been satisfied and specifying (a) the identity of the Collateral to be released and (b) the applicable provisions of this Indenture and the Security Documents which authorize that release; and

(3)                                  an Opinion of Counsel to Ahern Rentals, to the effect that such accompanying documents constitute all documents required by TIA § 314(d).

The Trustee and the Collateral Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents, Officers’ Certificate and such Opinion of Counsel.

Section 12.10                          Amendment of Security Documents.

(a)                                  At any time when any Priority Lien Obligations exist that have not been repaid in full:

(1)                                  The Collateral Trustee will not enter into, and the Trustee and the Holders of Notes will not authorize or direct, any amendment of or supplement to any security document relating to any Collateral that would make such security document inconsistent in any material respect with the comparable provisions of the Priority Lien Security Documents upon such Collateral and no such amendment or supplement will be enforceable; and

(2)                                  Subject only to clauses (2) and (3) of Section 12.10(c) hereof (to the extent not inconsistent with the Intercreditor Agreement), any amendment, waiver or consent agreed to, upon any terms and conditions, by Ahern Rentals or any Guarantor and the Priority Lien Collateral Agent in respect of any provision of any Priority Lien Security Document, except to the extent effectuating or relating to any release of Liens (other than in the context of an amendment to the applicable Credit Facility to increase permitted dispositions thereunder to any Person other than Ahern Rentals or a Restricted Subsidiary of Ahern Rentals or as provided in the Intercreditor Agreement), will automatically apply, without the consent of any Holder of Notes, the Trustee or the Collateral Trustee, on the same terms and subject to the same conditions, to the comparable provision of the applicable Security Document, and will be effective upon the delivery by the Priority Lien Collateral Agent of written notice of such amendment, waiver or consent, and the terms and conditions thereof, to the Trustee and the Collateral Trustee, if such notice states that such amendment, waiver or consent has become effective as to such agreement and is, pursuant to this Section 12.10, likewise effective as to the comparable provision of the comparable Security Document.  Such amendment, waiver or consent need not otherwise be confirmed by the Trustee, the Collateral Trustee or any Holder of Notes in order to be effective.

(b)                                 For the purposes of clause (1) of Section 12.10(a), (i) no inconsistency reflected in the Security Documents delivered in connection with the issuance of the Notes, as compared with the comparable provisions of the applicable Priority Lien Security Documents then in effect, will be subject to the provisions of clause (1) of Section 12.10(a), and (ii) any provision granting rights or powers to the Collateral Trustee that are not granted to the holders of Priority Liens securing Priority Lien Debt will constitute a material inconsistency.

(c)                                  Except as provided in the Intercreditor Agreement, no amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Trustee acting as directed by the Required Parity Debtholders, except that:

(1)                                  any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Parity Lien Debt or preserving, perfecting or establishing the priority of the Parity Liens thereon or the rights of the Collateral Trustee therein, or adding or maintaining any guarantee, will become effective when executed and delivered by Ahern Rentals or any other applicable Pledgor party thereto and the Collateral Trustee;

(2)                                  no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Debt:

(a)                                  to vote its outstanding Parity Lien Debt as to any matter described as subject to a direction by the Required Parity Debtholders (or amends the provisions of this clause (2) or the definition of “Required Parity Debtholders”),

(b)                                 to share in the order of application described in the Intercreditor Agreement and Section 12.02 in the proceeds of enforcement of or realization on any Collateral or

(c)                                  to require that Parity Liens be released only as set forth in Sections 12.07.

will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

(3)                                  no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Parity Lien Representative or adversely affects the rights of the Collateral Trustee or any Parity Lien Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such Parity Lien Representative, respectively.

(d)                                 Any amendment or supplement to the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements as provided in the Intercreditor Agreement or as otherwise permitted in Section 12.07 without consent of any holder of Parity Liens.  Any amendment or supplement that results in the Collateral Trustee’s Liens upon the Collateral no longer securing the Notes and the other Obligations under this Indenture may only be effected in accordance with the provisions described in Section 12.07.

Section 12.11                          Compliance with Trust Indenture Act.

Ahern Rentals shall comply with the provisions of TIA § 314.

To the extent applicable, Ahern Rentals shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with.  Any certificate or opinion required by TIA § 314(d) may be made by an officer of Ahern Rentals except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by Ahern Rentals and reasonably satisfactory to the Trustee.  Notwithstanding anything to the contrary in this paragraph, Ahern Rentals shall not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released Collateral.

Section 12.12                          Further Assurances; Insurance.

(a)                                  Ahern Rentals and each of the other Pledgors, if any, shall do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

Upon the reasonable request of the Collateral Trustee or any Parity Lien Representative at any time and from time to time, Ahern Rentals and each of the other Pledgors, if any, will promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

(b)                                 Ahern Rentals and the other Pledgors, if any, shall:

(1)                                  keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)                                  maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)                                  maintain such other insurance as may be required by law; and

(4)                                  maintain such other insurance as may be required by the Security Documents.

Upon the request of the Collateral Trustee, Ahern Rentals and each of the other Pledgors, if any, will furnish to the Collateral Trustee full information as to their property and liability insurance carriers.  The Collateral Trustee will be named as additional insured, with a waiver of subrogation, on all insurance policies of Ahern Rentals and the other Pledgors and the Collateral Trustee will be named as loss payee, with 10 days’ notice of cancellation or material change, on all property and casualty insurance policies of Ahern Rentals and the other Pledgors.

ARTICLE 13.

MISCELLANEOUS

Section 13.01                          Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

Section 13.02                          Notices.

Any notice or communication by Ahern Rentals, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to Ahern Rentals and/or any Guarantor:

Ahern Rentals, Inc.
1611 West Bonanza Road
Las Vegas, NV 89106
Telecopier No.:  (702) 367-7652
Attention:  Chief Financial Officer

With a copy to:

Stoel Rives LLP
Standard Insurance Center
900 SW Fifth Avenue, Suite 2600
Portland, OR 97204
Telecopier No.:  (503) 220-2480
Attention:  Robert Moorman

If to the Trustee:

Wells Fargo Bank, N.A.

Corporate Trust Services
Sixth Street & Marquette, N9303-120
Minneapolis, MN 55479
Telecopier No.:  (612) 667-9825
Attention:  Corporate Trust Administration: Ahern Rentals Notes

Ahern Rentals, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If Ahern Rentals mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03                          Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  Ahern Rentals, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04                          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by Ahern Rentals to the Trustee to take any action under this Indenture, Ahern Rentals shall furnish to the Trustee:

(a)                                  an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                                 an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05                          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06                          Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07                          No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of Ahern Rentals or any Guarantor, as such, shall have any liability for any obligations of Ahern Rentals or such Guarantor under the Notes, this Indenture, the Note Guarantees, the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08                          Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09                          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Ahern Rentals or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10                          Successors.

All agreements of Ahern Rentals in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05.

Section 13.11                          Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12                          Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13                          Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of August 18, 2005

AHERN RENTALS, INC.

By:	/s/ HOWARD BROWN
	Name:	Howard Brown
	Title:	Chief Financial Officer

WELLS FARGO BANK, N.A.

By:	/s/ TIMOTHY P MOWDY
	Name:	Timothy P. Mowdy
	Title:	Vice President

S-1

EXHIBIT A-1

[Face of Note]

CUSIP/CINS

9¼% [Series A] [Series B] Senior Secured Notes due 2013

No.	$

AHERN RENTALS, INC.

promises to pay to

or registered assigns

the principal sum of

Dollars on August 15, 2013.

Interest Payment Dates:  February 15 and August 15

Record Dates:  February 1 and August 1

Dated:  August 18, 2005

AHERN RENTALS, INC.

By:
Name:
Title:

(SEAL)

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK, N.A.,
  as Trustee

By:
Authorized Signatory

A-1-1

[Back of Note]

9¼% [Series A] [Series B] Senior Secured Notes due 2013

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.  INTEREST.  Ahern Rentals, Inc., a Nevada corporation (“Ahern Rentals”), promises to pay interest on the principal amount of this Note at 9¼% per annum from August 18, 2005 until maturity.  Ahern Rentals will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 15, 2006.  Ahern Rentals shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.  METHOD OF PAYMENT.  Ahern Rentals will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on August 1 or February 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, if any, and interest at the office or agency of Ahern Rentals maintained for such purpose, or, at the option of Ahern Rentals, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to Ahern Rentals or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.  PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar.  Ahern Rentals may change any Paying Agent or Registrar without notice to any Holder.  Ahern Rentals or any of its Subsidiaries may act in any such capacity.

4.  INDENTURE.  Ahern Rentals issued the Notes under an Indenture dated as of August 18, 2005 (“Indenture”) between Ahern Rentals and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern

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and be controlling.  The Initial Notes are secured obligations of Ahern Rentals limited to $200,000,000 in aggregate principal amount.  In addition, Ahern Rentals shall be entitled, subject to its compliance with Section 4.09 of the Indenture, to issue Additional Notes.

5.  OPTIONAL REDEMPTION.

(a)                                  At any time prior to August 15, 2008, Ahern Rentals may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.250% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1)                                  at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by Ahern Rentals and its Subsidiaries, if any) remains outstanding immediately after the occurrence of such redemption; and

(2)                                  the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

(b)                                 On or after August 15, 2009, Ahern Rentals may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	104.625%
2010	102.313%
2011 and thereafter	100.000%

(c)                                  Except pursuant to the preceding paragraphs, the Notes will not be redeemable at Ahern Rentals’ option prior to August 15, 2009.  Unless Ahern Rentals defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

6.  MANDATORY REDEMPTION.  Except as set forth in paragraph 7 below, Ahern Rentals shall not be required to make mandatory redemption payments with respect to the Notes.

7.  REPURCHASE AT OPTION OF HOLDER.

(a)                                  Upon the occurrence of a Change of Control, Ahern Rentals shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest on the Notes repurchased, if any, to the date of purchase (the “Change of Control Payment”).  Within 10 days following any Change of Control, Ahern Rentals shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

A-1-3

(1)                                  that the Change of Control Offer is being made pursuant to Section 4.14 of the Indenture and that all Notes tendered will be accepted for payment;

(2)                                  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 business days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                  that any Note not tendered will continue to accrue interest;

(4)                                  that, unless Ahern Rentals defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)                                  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the closing of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)                                  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

Ahern Rentals shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or 4.14 of the Indenture, Ahern Rentals shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or 4.14 of the Indenture by virtue of such conflict.

(b)                                 On the Change of Control Payment Date, Ahern Rentals will, to the extent lawful:

(1)                                  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions of Notes properly tendered; and

(3)                                  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Ahern Rentals.

The Paying Agent will promptly pay to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be

A-1-4

transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.  Ahern Rentals will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)                                  Ahern Rentals will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Ahern Rentals and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to Section 3.07 of the Indenture, unless and until there is a default in payment of the applicable redemption price.

8.  NOTICE OF REDEMPTION.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.  DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Ahern Rentals may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  Ahern Rentals need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, Ahern Rentals need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.  PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

11.  AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture or the Notes may be amended or supplemented only as provided in the Indenture.

12.  DEFAULTS AND REMEDIES.  Events of Default are set forth in the Indenture.    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.  Ahern Rentals is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Ahern Rentals is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

A-1-5

13.  TRUSTEE DEALINGS WITH AHERN RENTALS.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Ahern Rentals or its Affiliates, and may otherwise deal with Ahern Rentals or its Affiliates, as if it were not the Trustee.

14.  NO RECOURSE AGAINST OTHERS.  A director, officer, employee, incorporator or stockholder, of Ahern Rentals, as such, shall not have any liability for any obligations of Ahern Rentals under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

15.  AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.  ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.  ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of August 18, 2005, between Ahern Rentals and the parties named on the signature pages thereof (the “Registration Rights Agreement”).

18.  CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, Ahern Rentals has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Ahern Rentals will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

Ahern Rentals, Inc.
1611 West Bonanza Road
Las Vegas, NV 89106
Attention:  Chief Financial Officer

A-1-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of Ahern Rentals. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-7

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by Ahern Rentals pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐                                    Section 4.10                                ☐                                    Section 4.14

If you want to elect to have only part of the Note purchased by Ahern Rentals pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-8

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

A-1-9

EXHIBIT A-2

[Face of Regulation S Global Note]

CUSIP/CINS

9¼% [Series A] [Series B] Senior Secured Notes due 2013

No.	$

AHERN RENTALS, INC.

promises to pay to

or registered assigns

the principal sum of

Dollars on August 15, 2013.

Interest Payment Dates:  February 15 and August 15

Record Dates:  February 1 and August 1

Dated:  August 18, 2005

AHERN RENTALS, INC.

By:
Name:
Title:

(SEAL)

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK, N.A.,
  as Trustee

By:
Authorized Signatory

A-2-1

[Back of Regulation S Global Note]

9¼% [Series A] [Series B] Senior Secured Notes due 2013

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).  NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.  INTEREST.  Ahern Rentals, Inc., a Nevada corporation (“Ahern Rentals”), promises to pay interest on the principal amount of this Note at 9¼% per annum from August 18, 2005 until maturity.  Ahern Rentals will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 15, 2006.  Ahern Rentals shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.  METHOD OF PAYMENT.  Ahern Rentals will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, if any, and interest at the office or agency of Ahern Rentals maintained for such purpose, or, at the option of Ahern Rentals, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to Ahern Rentals or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.  PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar.  Ahern Rentals may change any Paying Agent or Registrar without notice to any Holder.  Ahern Rentals or any of its Subsidiaries may act in any such capacity.

A-2-2

4.  INDENTURE.  Ahern Rentals issued the Notes under an Indenture dated as of August 18, 2005 (“Indenture”) between Ahern Rentals and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Initial Notes are secured obligations of Ahern Rentals limited to $200,000,000 in aggregate principal amount.  In addition, Ahern Rentals shall be entitled, subject to its compliance with Section 4.09 of the Indenture, to issue Additional Notes.

5.  OPTIONAL REDEMPTION.

(a)                                  At any time prior to August 15, 2008, Ahern Rentals may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.250% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1)                                  at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by Ahern Rentals and its Subsidiaries, if any) remains outstanding immediately after the occurrence of such redemption; and

(2)                                  the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

(b)                                 On or after August 15, 2009, Ahern Rentals may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	104.625%
2010	102.313%
2011 and thereafter	100.000%

(c)                                  Except pursuant to the preceding paragraphs, the Notes will not be redeemable at Ahern Rentals’ option prior to August 15, 2009.  Unless Ahern Rentals defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

6.  MANDATORY REDEMPTION.  Except as set forth in paragraph 7 below, Ahern Rentals shall not be required to make mandatory redemption payments with respect to the Notes.

7.  REPURCHASE AT OPTION OF HOLDER.

(a)                                  Upon the occurrence of a Change of Control, Ahern Rentals shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal

A-2-3

amount thereof plus accrued and unpaid interest and Additional Interest on the Notes repurchased, if any, to the date of purchase (the “Change of Control Payment”).  Within 10 days following any Change of Control, Ahern Rentals shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)                                  that the Change of Control Offer is being made pursuant to Section 4.14 of the Indenture and that all Notes tendered will be accepted for payment;

(2)                                  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 business days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                  that any Note not tendered will continue to accrue interest;

(4)                                  that, unless Ahern Rentals defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)                                  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the closing of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)                                  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

Ahern Rentals shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or 4.14 of the Indenture, Ahern Rentals shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or 4.14 of the Indenture by virtue of such conflict.

(b)                                 On the Change of Control Payment Date, Ahern Rentals will, to the extent lawful:

(1)                                  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions of Notes properly tendered; and

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(3)                                  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Ahern Rentals.

The Paying Agent will promptly pay to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.  Ahern Rentals will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)                                  Ahern Rentals will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Ahern Rentals and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to Section 3.07 of the Indenture, unless and until there is a default in payment of the applicable redemption price.

8.  NOTICE OF REDEMPTION.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.  DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Ahern Rentals may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  Ahern Rentals need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, Ahern Rentals need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.  PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

11.  AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture or the Notes may be amended or supplemented only as provided in the Indenture.

12.  DEFAULTS AND REMEDIES.  Events of Default are set forth in the Indenture.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the

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Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.  Ahern Rentals is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Ahern Rentals is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.  TRUSTEE DEALINGS WITH AHERN RENTALS.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Ahern Rentals or its Affiliates, and may otherwise deal with Ahern Rentals or its Affiliates, as if it were not the Trustee.

14.  NO RECOURSE AGAINST OTHERS.  A director, officer, employee, incorporator or stockholder, of Ahern Rentals, as such, shall not have any liability for any obligations of Ahern Rentals under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

15.  AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.  ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.  ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of August 18, 2005, between Ahern Rentals and the parties named on the signature pages thereof (the “Registration Rights Agreement”).

18.  CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, Ahern Rentals has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Ahern Rentals will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

Ahern Rentals, Inc.
1611 West Bonanza Road
Las Vegas, NV 89106
Attention:  Chief Financial Officer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of Ahern Rentals. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by Ahern Rentals pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐                                    Section 4.10                              ☐                                    Section 4.14

If you want to elect to have only part of the Note purchased by Ahern Rentals pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Ahern Rentals, Inc.
1611 West Bonanza Road
Las Vegas, NV 89106

[Registrar address block]

Re:                               9¼% Senior Secured Notes due 2013

Reference is hereby made to the Indenture, dated as of August 18, 2005 (the “Indenture”), between Ahern Rentals, Inc., a Nevada corporation, as issuer (“Ahern Rentals”), and Wells Fargo Bank, N.A., as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                       (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                       in such Note[s] or interests (the “Transfer”), to                                                       (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.  ☐  Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.  ☐  Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.  ☐  Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                  ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐  such Transfer is being effected to Ahern Rentals or a subsidiary thereof;

or

(c)                                  ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)                                 ☐  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

4.  ☐  Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)  ☐   Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)  ☐ Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)  ☐  Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of Ahern Rentals.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                       The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)  ☐   a beneficial interest in the:

(i)                                     ☐  144A Global Note (CUSIP                   ), or

(ii)                                  ☐  Regulation S Global Note (CUSIP                   ), or

(iii)                               ☐  IAI Global Note (CUSIP                   ); or

(b)  ☐    a Restricted Definitive Note.

2.                                       After the Transfer the Transferee will hold:

[CHECK ONE]

(a)  ☐   a beneficial interest in the:

(i)                                     ☐   144A Global Note (CUSIP                   ), or

(ii)                                  ☐   Regulation S Global Note (CUSIP                   ), or

(iii)                               ☐   IAI Global Note (CUSIP                   ), or

(iv)                              ☐   Unrestricted Global Note (CUSIP                   ); or

(b)  ☐    a Restricted Definitive Note; or

(c)  ☐   an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Ahern Rentals, Inc.
1611 West Bonanza Road
Las Vegas, NV 89106

[Registrar address block]

Re:                               9¼% Senior Secured Notes due 2013

(CUSIP                             )

Reference is hereby made to the Indenture, dated as of August 18, 2005 (the “Indenture”), between Ahern Rentals, Inc., a Nevada corporation, as issuer (“Ahern Rentals”), and Wells Fargo Bank, N.A., as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                         in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.                                       Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)  ☐                Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)  ☐               Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)  ☐                Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in

C-1

accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)  ☐               Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                       Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)  ☐                Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)  ☐               Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of Ahern Rentals.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

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EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Ahern Rentals, Inc.
1611 West Bonanza Road
Las Vegas, NV 89106

[Registrar address block]

Re:                               9¼% Senior Secured Notes due 2013

Reference is hereby made to the Indenture, dated as of August 18, 2005 (the “Indenture”), between Ahern Rentals, Inc., a Nevada corporation, as issuer (“Ahern Rentals”), and Wells Fargo Bank, N.A., as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                         aggregate principal amount of:

(a)  ☐                a beneficial interest in a Global Note, or

(b)  ☐               a Definitive Note,

we confirm that:

1.                                       We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.                                       We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to Ahern Rentals or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to Ahern Rentals a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, an Opinion of Counsel in form reasonably acceptable to Ahern Rentals to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.                                       We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and Ahern Rentals such certifications, legal opinions and other information as you and Ahern Rentals may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

D-1

4.                                       We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.                                       We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and Ahern Rentals are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of August 18, 2005 (the “Indenture”) among Ahern Rentals, Inc., a Nevada corporation (“Ahern Rentals”), the Guarantors listed on Schedule I thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of Ahern Rentals to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.  Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

E-1

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                                 , among                                      (the “Guaranteeing Subsidiary”), a subsidiary of Ahern Rentals, Inc. (or its permitted successor), a Nevada corporation (“Ahern Rentals”), Ahern Rentals, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Ahern Rentals has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 18, 2005, providing for the issuance of an aggregate principal amount of up to $200,000,000 of 9¼% Senior Secured Notes due 2013 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of Ahern Rentals’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                       CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       AGREEMENT TO GUARANTEE.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)                                  Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of Ahern Rentals hereunder or thereunder, and that:

(i)                                     the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of Ahern Rentals to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)                                  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)                                 The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against Ahern Rentals, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)                                  The following are hereby waived: diligence presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Ahern Rentals, any right to require a proceeding first against Ahern Rentals, protest, notice and all demands whatsoever.

(d)                                 This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)                                  If any Holder or the Trustee is required by any court or otherwise to return to Ahern Rentals, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either Ahern Rentals or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)                                    The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)                                 As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h)                                 The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)                                     Pursuant to Section 10.02 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

3.                                       EXECUTION AND DELIVERY.  Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4.                                       GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(a)                                  The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i)                                     subject to Sections 10.04 and 10.05 of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or Ahern Rentals) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Note Guarantee on the terms set forth herein or therein; and

(ii)                                  immediately after giving effect to such transaction, no Default or Event of Default exists.

(b)                                 In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor corporation thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by Ahern Rentals and delivered to the Trustee.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c)                                  Except as set forth in Articles 4 and 5 and Section 10.05 of Article 10 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into Ahern Rentals or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to Ahern Rentals or another Guarantor.

5.                                       RELEASES.

(a)                                  In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Ahern Rentals, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation, Section 4.10 of the Indenture.  Upon delivery by Ahern Rentals to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by Ahern Rentals in accordance with the provisions of the Indenture, including without limitation, Section 4.10 of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(b)                                 Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 10 of the Indenture.

6.                                       NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of Ahern Rentals or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7.                                       NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.                                       COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.                                       EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.                                 THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and Ahern Rentals.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

AHERN RENTALS, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WELLS FARGO BANK, N.A.,
as Trustee

By:
Authorized Signatory

Schedule I

SCHEDULE OF GUARANTORS

The following schedule lists each Guarantor under the Indenture as of the Issue Date:

None